UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.)
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Filed by a Party other than the Registrant	☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
SPRINKLR, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

29 West 35th Street
7th Floor
New York, New York 10001
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 13, 2024 at 10:00 a.m., Eastern Daylight Time
Dear Stockholder:
On behalf of our board of directors, I am pleased to invite you to attend the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Sprinklr, Inc., a Delaware corporation (referred to herein as “Sprinklr,” “we,” “us” or the “Company”), to be held virtually, via live audio webcast available at www.virtualshareholdermeeting.com/CXM2024, on June 13, 2024 at 10:00 a.m., Eastern Daylight Time. We believe that hosting a virtual meeting enables participation by more of our stockholders, while lowering the cost of conducting the Annual Meeting. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. Using the instructions provided in the accompanying proxy statement, you will be able to attend, vote your shares and submit questions electronically during the Annual Meeting.
Our board of directors has fixed the close of business on April 16, 2024 as the record date (the “Record Date”) for the Annual Meeting. Only stockholders of record as of the Record Date are entitled to notice of, and to vote at, the Annual Meeting or any adjournment, continuation or postponement thereof.
The Annual Meeting will be held for the following purposes:
1.	To elect three Class III directors, Trac Pham, Eileen Schloss and Tarim Wasim, each to hold office until our Annual Meeting of Stockholders in 2027.
2.	To approve, on a non-binding, advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement.
3.	To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2025.
4.	To transact such other business as may properly come before the Annual Meeting and any adjournments, continuations or postponements thereof.
These items of business are more fully described in the accompanying proxy statement.
Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials (“Notice”) instead of paper copies of this proxy statement and our annual report. On or about May 3, 2024, we expect to mail to our stockholders the Notice containing instructions on how to access our proxy statement and our annual report, including how to receive a paper copy of these materials by mail. The proxy statement and our annual report can be accessed directly online at www.proxyvote.com using the 16-digit control number located on the Notice, on your proxy card or in the instructions that accompanied your proxy, or on our investor relations website at investors.sprinklr.com.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by proxy in advance of the Annual Meeting through the Internet, by telephone or by completing and returning a printed proxy card or vote instruction form, if you have received one, to ensure that your vote is counted. Even if you have voted by proxy, you may still vote online if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.
Thank you for the continued trust you place in Sprinklr.
By Order of the Board of Directors,

Jacob Scott General Counsel and Corporate Secretary

New York, New York May 3, 2024

Website References
You also may access additional information about Sprinklr, Inc. at www.sprinklr.com and investors.sprinklr.com. References to our websites throughout this proxy statement are provided for convenience only and the content on our website does not constitute a part of this proxy statement.

Sprinklr, Inc.
29 West 35th Street
7th Floor
New York, New York 10001
PROXY STATEMENT
FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 13, 2024
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a Notice of Internet Availability of Proxy Materials (the “Notice”) regarding the availability of proxy materials on the Internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you the Notice because our board of directors is soliciting your proxy to vote at the 2024 Annual Meeting of Stockholders, including at any adjournments, continuations or postponements thereof (the “Annual Meeting”).
The Notice, this proxy statement, the proxy card or voting instruction form, and our annual report (collectively, the “Proxy Materials”) are available to stockholders on the Internet. The Notice will provide instructions as to how a stockholder of record may access and review the Proxy Materials on the website referred to in the Notice or, alternatively, how to request that a copy of the Proxy Materials, including a proxy card, be sent by mail or email to the stockholder of record. The Notice also will provide voting instructions. Please note that, while our Proxy Materials are available at the website referenced in the Notice, and this proxy statement and annual report are available on our website, no other information contained on either website is incorporated by reference in, or considered to be a part of, this document.
We intend to mail the Notice on or about May 3, 2024 to all stockholders of record entitled to vote at the Annual Meeting. The Proxy Materials will be made available to stockholders on the Internet on the same date.
Will I receive any other proxy materials by mail?
You will not receive any additional Proxy Materials via mail unless you request a printed copy in accordance with the instructions set forth in the Notice. We may elect, in our discretion, to send you a proxy card and a second Notice on or after 10 calendar days have passed since our first mailing of the Notice.
How do I attend the Annual Meeting?
We will be hosting the Annual Meeting via live audio webcast only. You are entitled to attend the Annual Meeting if you were a stockholder of record as of the close of business on April 16, 2024 (the “Record Date”), or hold a valid proxy for the meeting. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/CXM2024. The Annual Meeting will start at 10:00 a.m., Eastern Daylight Time, on June 13, 2024. Stockholders attending the Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.

To enter the Annual Meeting, you will need the 16-digit control number, which is included in the Notice or on your proxy card if you are a stockholder of record or included with your voting instruction card and voting instructions received from your broker, bank or other agent if you hold your shares in “street name.” Instructions on how to attend and participate are available at www.virtualshareholdermeeting.com/CXM2024. We recommend that you log in a few minutes before 10:00 a.m., Eastern Daylight Time, to ensure that you are logged in when the Annual Meeting starts. The virtual meeting room will open 15 minutes before the start of the Annual Meeting.
How do I ask questions during the Annual Meeting?
We will hold a question-and-answer session immediately following the conclusion of the business to be conducted at the Annual Meeting. If you would like to submit a question during the Annual Meeting, you may log in at www.virtualshareholdermeeting.com/CXM2024 using your 16-digit control number, type your question in the “Ask a Question” field and click “Submit.” Questions and answers may be grouped by topic and substantially similar questions may be grouped and answered once. We will endeavor to answer as many questions related to the business of the Annual Meeting and that comply with our Annual Meeting Rules of Conduct as time permits. Our Annual Meeting Rules of Conduct will be available at www.virtualshareholdermeeting.com/CXM2024, and will include the following guidelines:
•	Only stockholders of record as of the Record Date for the Annual Meeting and their proxy holders may submit questions or comments.
•	Please include your name and affiliation, if any, when submitting a question or comment.
•	Limit your remarks to one brief question or comment that is relevant to the Annual Meeting and/or our business.
•	Questions may be grouped by topic by our management.
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Questions may also be ruled as out of order if they are, among other things, irrelevant to our business, related to pending or threatened litigation, disorderly, repetitious of statements already made, or in furtherance of the speaker’s own personal, political or business interests.

•	Be respectful of your fellow stockholders and Annual Meeting participants.
•	No audio or video recordings of the Annual Meeting are permitted.
What if I have technical difficulties or trouble accessing the Annual Meeting?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual Annual Meeting. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/CXM2024.
Will a list of record stockholders as of the Record Date be available?
For the 10 days ending the day prior to the annual meeting, a list of our record stockholders as of the close of business on the Record Date will be made available for examination by any stockholder of record for a legally valid purpose during ordinary business hours at the offices of our corporate headquarters. Please contact Jacob Scott, our General Counsel and Corporate Secretary, via email at ir@sprinklr.com if you would like to examine a list of our record stockholders.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. On the Record Date, there were 153,606,768 shares of Class A common stock and 116,682,806 shares of Class B common stock outstanding and entitled to vote.
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Stockholder of Record: Shares Registered in Your Name. If, on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote at the Annual Meeting.

•
Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If, on the Record Date, your shares were held not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are considered the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You also are invited to attend the Annual Meeting.

How many votes do I have?
Each holder of shares of our Class A common stock will have one vote per share of Class A common stock held as of the Record Date, and each holder of shares of our Class B common stock will have ten votes per share of Class B common stock held as of the Record Date. The holders of the shares of our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited.
What am I voting on?
There are three matters scheduled for a vote:
•	Proposal 1: To elect three Class III directors, Trac Pham, Eileen Schloss and Tarim Wasim, each to hold office until our Annual Meeting of Stockholders in 2027.
•	Proposal 2: To approve, on a non-binding, advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement.
•	Proposal 3: To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2025.
What if another matter is properly brought before the Annual Meeting?
Our board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
Stockholder of Record: Shares Registered in Your Name.
If you are a stockholder of record, you may vote (1) online during the Annual Meeting or (2) in advance of the Annual Meeting by proxy through the Internet, by telephone or by using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by proxy in advance of the Annual Meeting through the Internet, by telephone or by completing and returning a printed proxy card or vote instruction form, if you have received one, to ensure that your vote is counted. You may still attend the Annual Meeting and vote online even if you have already voted by proxy.
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To vote online during the Annual Meeting, follow the provided instructions to join the Annual Meeting at www.virtualshareholdermeeting.com/CXM2024, starting at 10:00 a.m., Eastern Daylight Time, on June 13, 2024. The webcast will open 15 minutes before the start of the Annual Meeting.

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To vote in advance of the Annual Meeting through the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and 16-digit control number from the Notice or the printed proxy card. Your Internet vote must be received by 11:59 p.m., Eastern Daylight Time, on June 12, 2024 to be counted.

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To vote in advance of the Annual Meeting by telephone, dial 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and 16-digit control number from the Notice or the printed proxy card. Your telephone vote must be received by 11:59 p.m., Eastern Daylight Time, on June 12, 2024 to be counted.

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To vote in advance of the Annual Meeting using a printed proxy card that may be delivered to you, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank.
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Follow the voting instructions in the Notice to ensure that your vote is counted. To vote online during the Annual Meeting, you must follow the instructions from your broker, bank, or other agent.
Internet voting during the Annual Meeting and/or Internet proxy voting in advance of the Annual Meeting allows you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your vote instructions. Please be aware that you must bear any costs associated with your Internet access.
Can I vote my shares by filling out and returning the Notice?
No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by proxy in advance of the Annual Meeting through the Internet, by telephone, using a printed proxy card or vote instruction form, or online during the Annual Meeting.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.
If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote through the Internet, by telephone, by completing the proxy card that may be delivered to you or online during the Annual Meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted in accordance with the recommendations of our board of directors:
•	“FOR” the election of each of the three nominees for director (Proposal 1);
•	“FOR” the advisory approval of executive compensation (Proposal 2); and
•	“FOR” the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2025 (Proposal 3).
If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.
If I am a beneficial owner of shares held in “street name” and I do not provide my broker or bank with voting instructions, what happens?
If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether, pursuant to stock exchange rules, the particular proposal is deemed to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under applicable rules and interpretations, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation, and certain corporate governance proposals, even if management supported. Accordingly, your broker or nominee may vote your shares on Proposal 3. Your broker or nominee, however, may not vote your shares on Proposals 1 or 2 without your instructions. Such an event would result in a “broker non-vote” and these shares will not be counted as having been voted on the applicable proposal. Please instruct your bank, broker or other agent to ensure that your vote will be counted.

If you a beneficial owner of shares held in street name and you do not plan to attend the Annual Meeting, in order to ensure that your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, then, yes, you can revoke your proxy at any time before the final vote at the Annual Meeting. You may revoke your proxy in any one of the following ways:
•	Submit another properly completed proxy card with a later date.
•	Grant a subsequent proxy by telephone or through the Internet.
•	Send a timely written notice that you are revoking your proxy via email at ir@sprinklr.com.
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Attend the Annual Meeting and vote online during the meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions or vote in advance of the Annual Meeting by telephone or through the Internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

Your most current proxy card or telephone or Internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank.
If you are a beneficial owner and your shares are held in “street name” by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.
How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, (1) with respect to Proposal 1, votes “FOR,” “WITHHOLD” and broker non-votes; (2) with respect to Proposal 2, votes “FOR,” “AGAINST,” abstentions and broker non-votes; and (3) with respect to Proposal 3, votes “FOR,” “AGAINST” and abstentions.
How many votes are needed to approve each proposal?
The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.
Proposal	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non- Votes
1. Election of Directors	The three nominees receiving the most “FOR” votes will be elected; withheld votes will have no effect.	Not applicable	No effect

2. Advisory approval of the compensation of our named executive officers
This proposal, commonly referred to as the “say-on-pay” vote, must receive “FOR” votes from the holders of shares representing a majority of the voting power of the shares of common stock present in person, by remote communication, if applicable, or represented by proxy and voting affirmatively or negatively (excluding abstentions and broker non-votes) on the matter.
		No effect	No effect

Proposal	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non- Votes

3. Ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2025
This proposal must receive “FOR” votes from the holders of shares representing a majority of the voting power of the shares of common stock present in person, by remote communication, if applicable, or represented by proxy and voting affirmatively or negatively (excluding abstentions and broker non-votes) on the matter.
		No effect	Not applicable
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding a majority of the voting power of the outstanding shares of common stock entitled to vote are present at the Annual Meeting by virtual attendance or represented by proxy. On the Record Date, there were 153,606,768 shares of our Class A common stock and 116,682,806 shares of our Class B common stock outstanding and entitled to vote.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote online during the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of the voting power of shares present at the Annual Meeting or represented by proxy may adjourn the Annual Meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees also may solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We also may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

PROPOSAL 1:

TO ELECT THREE CLASS III DIRECTORS
General
Our amended and restated certificate of incorporation provides for a classified board consisting of three classes of directors. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Vacancies on the board of directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the board of directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of Sprinklr.
Our board of directors currently consists of eight members. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election until the third annual meeting following the election. There are three directors in Class III whose term of office expires in 2024. Upon the recommendation of the nominating and corporate governance committee, our board of directors has nominated the following three individuals for election as directors at the Annual Meeting:
•	Trac Pham
•	Eileen Schloss
•	Tarim Wasim
Each of Mr. Pham, Ms. Schloss and Mr. Wasim is currently a member of our board of directors and has been nominated for re-election to serve as a Class III director. Mr. Pham was nominated by our board of directors on June 1, 2023 to fill the vacancy on the Board created by the resignation of John Chambers. Ms. Schloss was appointed by our board of directors on January 13, 2022. Mr. Pham was identified as a potential director nominee by a third-party search firm. Ms. Schloss was identified as a potential director nominee by a member of management. Mr. Wasim was previously elected to our board of directors by our stockholders.
Each of these nominees has agreed to stand for re-election at the Annual Meeting. Our management has no reason to believe that any nominee will be unable to serve. If elected at the Annual Meeting, each of these nominees would serve until the Annual Meeting of Stockholders to be held in 2027 and until his or her successor has been duly elected and qualified, or, if sooner, until his or her death, resignation or removal.
Our board of directors seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise, diversity and high-level management experience necessary to oversee and direct our business. To that end, our nominating and corporate governance committee has identified and evaluated nominees in the broader context of the board’s overall composition, with the goal of recruiting members who possess relevant expertise and experience upon which to be able to offer advice and guidance to management, have sufficient time to devote to the affairs of Sprinklr, demonstrate excellence in his or her field, have the ability to exercise sound business judgment, have experience as a board member or executive officer of another publicly held company and have the commitment to rigorously represent the long-term interests of our stockholders.
There are no arrangements or understandings between any director and other person pursuant to which such director was selected as a member of our board of directors, except for Mr. Wasim, who was selected pursuant to a contractual right held by H&F Splash Holdings IX, L.P. See “Transactions with Related Persons—H&F Letter Agreement” for more information. The biographies below under “Information Regarding Director Nominees and Current Directors” include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or director nominee that led our nominating and corporate governance committee to believe that that nominee should continue to serve on our board of directors.

Vote Required
Directors are elected by a plurality of the votes of the holders of shares present by virtual attendance or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of “FOR” votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named above. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by us.
Our Recommendation
Our board of directors recommends voting “FOR” each Class III director nominee named above, each to hold office until our Annual Meeting of Stockholders in 2027.

INFORMATION REGARDING DIRECTOR NOMINEES AND CURRENT DIRECTORS
Our board of directors currently consists of eight members and is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election until the third annual meeting following the election.
The following table sets forth, for the Class III nominees and our other directors, their ages and position or office held with us as of the date of this proxy statement:
Name	Age	Position	Director Since
Class III director nominees for election at the 2024 Annual Meeting of Stockholders
Trac Pham	55	Interim Chief Operating Officer and Director	2023
Eileen Schloss	70	Lead Independent Director	2022
Tarim Wasim	46	Director	2020
Class I directors continuing in office until the 2025 Annual Meeting of Stockholders
Ragy Thomas	50	Founder, Chairman and Chief Executive Officer	2009
Kevin Haverty	58	Director	2022
Class II directors continuing in office until the 2026 Annual Meeting of Stockholders
Neeraj Agrawal	51	Director	2011
Edwin Gillis	75	Director	2015
Yvette Kanouff	58	Director	2018
Biographical Information
Set forth below is biographical information for the director nominees and each person whose term of office as a director will continue after the Annual Meeting. This includes information regarding each director’s experience, qualifications, attributes or skills that led our board of directors to recommend him or her for board service.
Nominees for Election at the 2024 Annual Meeting of Stockholders
Trac Pham has served as our Interim Chief Operating Officer since January 2024 and as a member of our board of directors since June 2023. Mr. Pham previously served as Chief Financial Officer at Synopsys, Inc. from December 2014 to December 2022 and was responsible for finance, strategy and corporate business development, and information technology. Previously, he was Vice President of Corporate Finance and Vice President of Financial Planning and Strategy at Synopsys. Mr. Pham serves on the board of directors and is the chair of the audit committee at UKG, Inc. and SiFive, Inc. Mr. Pham holds a B.A. in Economics from UC Berkeley and a Master of Pacific International Affairs from the School of Global Policy & Strategy at UC San Diego, where he was a Schoepflin Fellow. We believe that Mr. Pham is qualified to serve as a member of our board of directors because of his financial and accounting expertise, as well as his extensive experience as a senior executive of a technology company.
Eileen Schloss has served as a member of our board of directors since January 2022. Ms. Schloss has served as an Operations Advisor to Advent International Corporation since December 2019. Prior to joining Advent, Ms. Schloss was the Executive Vice President, Human Resources and Real Estate for Medidata Solutions, Inc. from 2012 to March 2017. Ms. Schloss also has served as Executive Vice President, Human Resources for Rovi Corporation from 2007 to 2012, and as Vice President, Administration for Caspian Networks, Inc. from 2002 to 2006. Ms. Schloss currently serves on the board of directors of CCC Intelligent Solutions, Inc., where she is chair of the compensation committee and a member of the audit committee. Ms. Schloss holds a B.S. in Organizational Behavior from the University of San Francisco and a M.S. in Technology Management from Pepperdine University. Ms. Schloss was named to National Association of Corporate Director (“NACD”) Directorship 100 in 2022, and, in March 2023, she obtained NACD’s Directorship Certification. We believe that Ms. Schloss is qualified to serve as a member of our board of directors because of her extensive experience with acquisitions, divestitures, change initiatives and compensation decisions.
Tarim Wasim has served as a member of our board of directors since October 2020. Mr. Wasim is a Partner at Hellman & Friedman LLC where he focuses on the software, Internet and services sectors. Mr. Wasim also serves as a member of the boards of directors of Checkmarx Ltd., Curriculum Associates, LLC and Genesys Cloud Services. Mr. Wasim previously served on the boards of directors of AlixPartners, LLP, Internet Brands, Inc., Renaissance

Learning, Inc. and SimpliSafe, Inc. Prior to joining Hellman & Friedman in 2005, Mr. Wasim was employed by Bain Capital and worked as a consultant at Bain & Company. He received an A.B. in Engineering from Dartmouth College and an M.B.A. from the Harvard Business School. We believe that Mr. Wasim is qualified to serve as a member of our board of directors because of his extensive knowledge of the software sector, as well as his experience serving as a director of multiple Hellman & Friedman portfolio companies.
Directors Continuing in Office Until the 2025 Annual Meeting of Stockholders
Ragy Thomas has served as our Chief Executive Officer and Chairman of our board of directors since founding Sprinklr in September 2009. Previously, Mr. Thomas held various positions with Epsilon, a division of Alliance Data Systems Corp. now owned by Publicis Groupe, where he was most recently the president of interactive services from September 2006 to June 2008. From 2001 to 2005, Mr. Thomas also was the chief technology officer of Bigfoot Interactive, an email communications company acquired by Epsilon. Mr. Thomas earned an M.B.A. in Finance and Information Systems from the New York University Leonard N. Stern School of Business and a Computer Science Engineering degree from Pondicherry University in India. We believe that Mr. Thomas is qualified to serve as a member of our board of directors because of his experience building and leading businesses and his insight into corporate matters as our Founder, Chairman and Chief Executive Officer.
Kevin Haverty has served as a member of our board of directors since December 2022. From December 2011 to February 2024, Mr. Haverty served in various senior positions at ServiceNow Inc., including Chief Revenue Officer and most recently as Vice Chairman, Global Public Sector. From January 2010 to December 2011, Mr. Haverty served as Vice President, Americas Sales of the Backup Recovery Systems division of Dell EMC (formerly EMC Corporation). From June 2006 to January 2010, Mr. Haverty held senior positions at Data Domain (through its acquisition by EMC), including Vice President of Americas Sales. Mr. Haverty holds a B.A. degree in Political Science from Providence College and was a US Army ROTC Distinguished Military Graduate. He served ten years in the US Army National Guard and is a veteran of the Gulf War, Operation Desert Storm. We believe that Mr. Haverty is qualified to serve as a member of our board of directors because of his extensive knowledge of the technology industry, including his role in senior positions at a major software company.
Directors Continuing in Office Until the 2026 Annual Meeting of Stockholders
Neeraj Agrawal has served as a member of our board of directors since August 2011. Mr. Agrawal is a General Partner at Battery Ventures, a global technology-focused investment firm, where he has worked since August 2000. Mr. Agrawal serves on the board of directors of several private technology companies, including Dataiku, Inc., Pendo, Inc., Tealium, Inc. and Workato, Inc. He is a member of the board of directors of Braze, Inc. and was previously a member of the boards of directors of Amplitude, Inc., Bazaarvoice, Inc., Coupa Software Incorporated, Marketo, Inc. and Wayfair, Inc. Mr. Agrawal holds a B.S. in Computer Science from Cornell University and an M.B.A. from Harvard Business School. We believe that Mr. Agrawal is qualified to serve as a director based on his extensive business experience in the software and web services industries, his experience in venture capital and his service as a director of various public and private companies.
Edwin Gillis has served as a member of our board of directors since November 2015. Mr. Gillis previously served on the boards of directors of Teradyne, Inc. from October 2006 to May 2023, LogMeIn, Inc. from November 2007 to September 2020, Sophos Group PLC from October 2009 to September 2017 and Responsys, Inc. from March 2011 until it was acquired by Oracle Corporation in February 2014. His other board positions have included AppNexus, Bladelogic, EqualLogic, Endeca, Insidesales.com, Plex and Trizetto. Mr. Gillis also has held executive advisory and financial leadership roles at companies including Avaya Inc., Lotus Development Corporation, Skype, Symantec Corporation (NortonLifeLock), PTC Inc. and Veritas Software Corporation. He also was a certified public accountant and a partner at Coopers & Lybrand L.L.P. (now PricewaterhouseCoopers). Mr. Gillis received a B.A. in Government from Clark University, an M.A. in International Relations from the University of Southern California and an M.B.A. from the Harvard Business School. We believe that Mr. Gillis is qualified to serve as a director because of his financial and accounting expertise, as well as his extensive experience on public company boards of directors and as a senior executive of publicly held and private technology companies.

Yvette Kanouff has served as a member of our board of directors since August 2018. Ms. Kanouff also has been a Partner at JC2 Ventures LLC since July 2019, where she also serves as advisor and board member to various private companies. She previously held various positions at Cisco Systems, Inc. from June 2014 to June 2019 and was most recently senior vice president and general manager of its service provider business. Prior to joining Cisco, Ms. Kanouff served in executive positions at Cablevision Systems, SeaChange International, and Time Warner Cable. She serves on the public boards of Amdocs Limited, Entegris, Inc. and Science Applications International Corp. She holds a B.S. and M.S. in Mathematics from the University of Central Florida and received her Corporate Director Certificate from Harvard Business School in 2022. We believe that Ms. Kanouff is qualified to serve as a member of our board of directors because she has more than 20 years of service provider, media and software experience.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of Our Board of Directors
Our Class A common stock is listed on the New York Stock Exchange (“NYSE”). Under the NYSE listing standards, a majority of the members of our board of directors must qualify as “independent,” as affirmatively determined by our board of directors. Our board of directors consults with our counsel to ensure that its determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NYSE, as in effect from time to time.
Our nominating and corporate governance committee undertook its annual review of director independence and made a recommendation to our board of directors regarding director independence. As a result of this review, our board of directors affirmatively determined that Mses. Kanouff and Schloss and Messrs. Agrawal, Gillis, Haverty and Wasim are “independent” in accordance with NYSE listing standards applicable to boards of directors in general, and Mr. Chambers, who left our board during 2023, was “independent” during the period he served on our board during 2023. In addition, our board of directors has affirmatively determined that Messrs. Agrawal, Gillis and Wasim are “independent” in accordance with the NYSE listing standards and SEC rules applicable to audit committee members, and that that Ms. Schloss and Messrs. Haverty and Wasim are “independent” in accordance with the NYSE listing standards and SEC rules applicable to compensation committee members.
In making this determination, our board of directors found that none of these current or former directors has or had any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, taking into account certain relationships and transactions that occurred in the ordinary course of business between Sprinklr and entities with which some of our directors are or have been affiliated and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including their beneficial ownership of our capital stock. Mr. Pham ceased being independent on January 4, 2024, the effective date of his appointment as our Interim Chief Operating Officer, and Mr. Thomas is not independent due to his position as our Chief Executive Officer.
Board Leadership Structure
Our board of directors currently is chaired by Ragy Thomas, our Founder and Chief Executive Officer. Our board of directors also has appointed Eileen Schloss as our lead independent director.
We believe that combining the positions of chief executive officer and chair of the board of directors helps to ensure that the board and management act with a common purpose. In our view, separating the positions of chief executive officer and board chair has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken our ability to develop and implement strategy. Instead, we believe that combining the positions of chief executive officer and board chair provides a single, clear chain of command to execute our strategic initiatives and business plans. In addition, we believe that a combined chief executive officer/board chair is better positioned to act as a bridge between management and the board, facilitating the regular flow of information. We also believe that it is advantageous to have a chair of the board of directors with an extensive history with, and knowledge of, our company (as is the case with Mr. Thomas) as compared to a relatively less informed independent chair.
Our board of directors appointed Ms. Schloss as the lead independent director to help reinforce the independence of the board of directors as a whole. The position of lead independent director has been structured to serve as an effective balance to a combined chief executive officer/board chair. In addition to the duties of all directors, the specific responsibilities of the lead independent director are to: (i) work with Mr. Thomas to develop and approve an appropriate meeting schedule for the board; (ii) work with Mr. Thomas to develop and approve board meeting agendas; (iii) provide Mr. Thomas feedback on the quality, quantity, and timeliness of the information provided to the board; (iv) develop the agenda and moderate executive sessions of the independent members of the board; (v) preside over board meetings when Mr. Thomas is not present or when the performance or compensation of Mr. Thomas or the board is discussed; (vi) act as principal liaison between the independent members of the board and Mr. Thomas; (vii) convene meetings of the independent directors as appropriate; (viii) be available for consultation and direct communication with stockholders as deemed appropriate; and (ix) perform other duties as the board may determine from time to time. As a result, we believe that the lead independent director can help ensure the effective independent functioning of the board of directors in its oversight responsibilities. In addition, we believe that the lead independent director is better positioned to build a consensus among directors and to serve as a conduit between the other independent directors and Mr. Thomas, for example, by facilitating the inclusion on meeting agendas of matters of concern to the independent directors. In light of Mr. Thomas’s extensive history with, and knowledge of, our company, and because Ms. Schloss in her role as lead independent director is empowered to play a significant role in the board of directors’ leadership and in reinforcing the independence of the board of directors, we believe that it is advantageous to combine the positions of chief executive officer and chair of the board of directors.
Role of the Board of Directors in Risk Oversight
One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through various standing committees of the board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for our company. The involvement of our full board of directors in reviewing our business is an integral aspect of its assessment of management’s tolerance for risk and also its determination of what constitutes an appropriate level of risk.
While our full board of directors has overall responsibility for risk oversight, it has delegated oversight of certain risks to its committees. Our audit committee monitors our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Furthermore, our audit committee oversees risks associated with information security, including cybersecurity and data privacy, and regularly reviews with management our information security programs and assessment, management and mitigation of such risk. Further, our audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our compensation committee monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our nominating and corporate governance committee oversees our major corporate governance risks, including through monitoring the effectiveness of our corporate governance guidelines and reviewing and considering environmental, social responsibility and sustainability matters.
At periodic meetings of our board of directors and its committees, management reports to and seeks guidance from our board and its committees with respect to the most significant risks that could affect our business, such as legal risks, information security and privacy risks, and financial, tax and audit-related risks. In addition, among other matters, management provides to our audit committee periodic reports on our compliance programs and investment policy and practices.
Meetings of the Board of Directors and its Committees; Executive Sessions
Our board of directors is responsible for the oversight of management and the strategy of our company and for establishing corporate policies. Our board of directors meets periodically during the year to review significant developments affecting us and to act on matters requiring the approval of our board of directors. Our board of directors met eight times during the fiscal year ended January 31, 2024. With respect to the committees of our board of directors, the audit committee met five times during the fiscal year ended January 31, 2024, the compensation committee met eight times and the nominating and corporate governance committee met five times. During the fiscal year ended January 31, 2024, each director attended 75% or more of the aggregate of the meetings of our board of directors and of the committees on which he or she served. We encourage our directors and nominees for director to attend our Annual Meeting of Stockholders.
As required by our Corporate Governance Guidelines and applicable NYSE listing standards, our independent, non-management directors meet periodically in executive session at least twice per year and at such other times as the directors deem necessary or appropriate. Ms. Schloss, our lead independent director, presides over the executive sessions and serve as the liaison between the independent directors and the chief executive officer/board chair. In addition, each of our standing committees regularly meets at similar executive sessions, at which the respective committee chairs preside.
Information Regarding Committees of the Board of Directors
Our board of directors has established a standing audit committee, a compensation committee and a nominating and corporate governance committee. Our board of directors may establish other committees to facilitate the management of our business. Our board of directors has adopted a written charter for each of our committees, each of which is available to stockholders on our investor relations website at investors.sprinklr.com.

The following table provides current membership information for each of the standing committees of our board of directors:

Each of the committees has the authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. Our board of directors has determined that each member of each standing committee meets the applicable NYSE rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to us.
Below is a description of each standing committee of our board of directors:
Audit Committee
Since January 4, 2024, our audit committee has consisted of Messrs. Agrawal, Gillis and Wasim. Mr. Pham previously served as a member of our audit committee until his resignation from such committee on January 4, 2024, the effective date of his appointment as our Interim Chief Operating Officer. Our board of directors has determined that each member (or former member during the period they served on the committee) satisfies the independence requirements under NYSE listing standards and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Mr. Gillis serves as the chair of our audit committee, who our board of directors has determined is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our board of directors has examined each audit committee member’s scope of experience and the nature of his employment in the corporate finance sector.
The primary purpose of the audit committee is to discharge the responsibilities of our board of directors with respect to our corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee our independent registered public accounting firm. Specific responsibilities of our audit committee include:
•	helping our board of directors oversee our corporate accounting and financial reporting processes;
•	managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•	reviewing related person transactions;

•	overseeing the scope, design, adequacy and effectiveness of our internal controls over financial reporting and our disclosure controls and procedure;
•	approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm; and
•	reviewing the significant information security matters and concerns, including cybersecurity, data privacy and related regulatory matters and legal compliance.
Report of the Audit Committee of the Board of Directors
The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended January 31, 2024 with our management. The audit committee also has reviewed and discussed with KPMG LLP, our independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The audit committee also has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence and has discussed with KPMG LLP the accounting firm’s independence. Based on the foregoing, the audit committee has recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2024 and filed with the SEC.
Sprinklr, Inc.
Audit Committee
Edwin Gillis, Chair
Neeraj Agrawal
Tarim Wasim
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Sprinklr under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Compensation Committee
Since June 14, 2023, our compensation committee has consisted of Ms. Schloss and Messrs. Haverty and Wasim. Mr. Chambers previously served as a member of our compensation committee until his resignation from our board of directors on June 14, 2023. Mr. Wasim serves as the chair of our compensation committee. Our board of directors has determined that each member is independent under NYSE listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.
The primary purpose of our compensation committee is to discharge the responsibilities of our board of directors in overseeing our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of our compensation committee include:
•	reviewing and approving the compensation of our chief executive officer, other executive officers and senior management;
•	reviewing, evaluating and recommending to our board of directors succession plans for our executive officers;
•	reviewing and recommending to our board of directors the compensation paid to our directors;
•	administering our equity incentive plans and other benefit programs;
•
reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management; and

•	reviewing and establishing general policies relating to compensation and benefits of our employees, including our overall compensation philosophy.

Compensation Committee Processes and Procedures
The compensation committee generally meets quarterly and with greater frequency if necessary. The compensation committee also acts periodically by unanimous written consent in lieu of a formal meeting. The agenda for each meeting is usually developed by the chairperson of the compensation committee, in consultation with management.
The compensation committee meets regularly in executive session. From time to time, however, various members of management and other employees, as well as outside advisors or consultants, may be invited by the compensation committee to make presentations, to provide financial or other background information or advice or to otherwise participate in compensation committee meetings. Our chief executive officer may not participate in, or be present during, any deliberations or determinations of the compensation committee regarding his compensation.
The charter of the compensation committee grants the compensation committee full access to all books, records, facilities and personnel of Sprinklr. In addition, under the charter, the compensation committee has the authority to obtain, at our expense, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the compensation committee considers necessary or appropriate in the performance of its duties. The compensation committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the compensation committee. In particular, the compensation committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.
Compensation Committee Interlocks and Insider Participation
No member of our compensation committee currently is one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.
Nominating and Corporate Governance Committee
As of January 31, 2024, our nominating and corporate governance committee consists of Mses. Kanouff and Schloss and Mr. Agrawal. In addition, Mr. Chambers served as a member of our nominating and corporate governance committee until his resignation from our board of directors on June 14, 2023. The chair of our nominating and corporate governance committee is Ms. Schloss. Our board of directors has determined that each member of the nominating and corporate governance committee is independent under NYSE listing standards.
Specific responsibilities of our nominating and corporate governance committee include:
•	identifying and evaluating candidates, including the nomination of incumbent directors for re-election and nominees recommended by stockholders, to serve on our board of directors;
•	considering and making recommendations to our board of directors regarding the composition and chairmanship of the committees of our board of directors;
•	instituting plans or programs for the continuing education of our board of directors and orientation of new directors;
•	developing and making recommendations to our board of directors regarding corporate governance guidelines and matters;
•	reviewing, considering, making recommendations to our board of directors and/or taking action regarding environmental, social responsibility and sustainability matters; and
•	overseeing periodic evaluations of the board of directors’ performance, including committees of the board of directors.
The nominating and corporate governance committee believes that candidates for director should have certain minimum qualifications, including the highest personal integrity and ethics, the ability to read and understand basic financial statements and being older than 21. The nominating and corporate governance committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, experience as a board member or executive officer of another publicly held company, having a diverse personal background, perspective and experience, and having the commitment to rigorously represent the long-term interests of our stockholders. These qualifications may be modified from time to time. Candidates for director nominees are reviewed in the context of the current composition of the board of directors, the operating requirements of Sprinklr and the long-term interests of our stockholders. In conducting this assessment, the nominating and corporate governance committee typically considers diversity (including gender, ethnic background and country of origin), age, skills and other factors as it deems appropriate, given the current needs of the board of directors and our business, to maintain a balance of knowledge, experience and capability.
In the case of incumbent directors whose terms of office are set to expire, the nominating and corporate governance committee reviews these directors’ overall service to Sprinklr during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, our nominating and corporate governance committee also evaluates whether the nominee is independent for NYSE purposes, based upon applicable NYSE listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. Our nominating and corporate governance committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our board of directors. Our nominating and corporate governance committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to our board of directors.
Our nominating and corporate governance committee will consider stockholder recommendations of director candidates, so long as they comply with applicable law and our amended and restated bylaws (“Bylaws”), which procedures are summarized below, and will review the qualifications of any such candidate in accordance with the criteria described in the two preceding paragraphs. Stockholders who wish to recommend individuals for consideration by our nominating and corporate governance committee to become nominees for election to our board of directors should do so by delivering a timely written notice to our Secretary. See “Other Information for Stockholders—Stockholder Proposals for the 2025 Annual Meeting of Stockholders” for additional information.
Board Diversity Matrix
Total Number of Directors	8
Gender	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	2	6	—	—
Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	4	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	2	—	—
Two or More Races or Ethnicities	1	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

Directors’ Experience and Skills
	Neeraj Agrawal	Edwin Gillis	Kevin Haverty	Yvette Kanouff	Trac Pham	Eileen Schloss	Ragy Thomas	Tarim Wasim
Executive Leadership Experience		✔	✔	✔	✔	✔	✔
Other Public Company Board Experience	✔	✔		✔		✔
Software and Technology Industry Experience	✔	✔	✔	✔	✔	✔	✔	✔
Company Growth and Scale Experience	✔	✔	✔	✔	✔	✔	✔	✔
Financial Experience	✔	✔		✔	✔	✔	✔	✔
International Business Experience	✔	✔	✔	✔	✔	✔	✔	✔
Mergers and Acquisitions Experience	✔			✔	✔	✔	✔	✔
Communications with Our Board of Directors
Our relationship with our stockholders is an important part of our corporate governance program. Engaging with stockholders helps us to understand how they view us, to set goals and expectations for our performance, and to identify emerging issues that may affect our strategies, corporate governance, compensation practices or other aspects of our operations. Our stockholder and investor outreach includes investor road shows, analyst meetings, and investor conferences and meetings. We also communicate with stockholders and other stakeholders through various media, including our annual report and SEC filings, proxy statement, news releases and our website. Our webcasts for quarterly earnings releases are open to all. These webcasts are available in real time and are archived on our website for a period of time.
Interested parties wishing to communicate with our board of directors or an individual director may do so by sending a written communication to the board of directors or such director c/o 29 West 35th Street, 7th Floor, New York, New York 10001, Attention: Secretary. The Secretary will review each communication. The Secretary will forward such communication to the board of directors or to any individual director to whom the communication is addressed unless the communication contains advertisements or solicitations or is unduly hostile, threatening or similarly inappropriate, in which case the Secretary will discard the communication or inform the proper authorities, as may be appropriate.
Code of Conduct and Ethics
Our board of directors has adopted the Sprinklr, Inc. Code of Conduct and Ethics that applies to all officers, directors and employees. The Code of Conduct and Ethics is available on our website at investors.sprinklr.com. If we make any substantive amendments to the Code of Conduct and Ethics or grant any waiver from a provision of the Code of Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website rather than by filing a Current Report on Form 8-K.
Corporate Governance Guidelines
Our board of directors has adopted the Sprinklr, Inc. Corporate Governance Guidelines for the conduct and operation of the board in order to give directors a flexible framework for effectively pursuing our objectives for the benefit of our stockholders. The Corporate Governance Guidelines set forth the practices that the board of directors intends to follow with respect to board composition and selection, board meetings and involvement of senior management, chief executive officer performance evaluation, management succession planning, board committees and director compensation. The Corporate Governance Guidelines may be viewed on our website at investors.sprinklr.com.

PROPOSAL 2:

TO APPROVE, ON A NON-BINDING, ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Our stockholders are entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules. After careful consideration and in consideration of the say-on-frequency vote that occurred at the 2023 annual meeting of stockholders, our board of directors has determined that a say-on-pay vote that occurs every year is the most appropriate alternative for the Company at this time.
This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are (i) focused on pay-for-performance principles, (ii) strongly aligned with our stockholders’ interests and (iii) consistent with current market practices. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced executives to lead us successfully in a competitive environment.
Accordingly, our board of directors is asking the stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
Because the vote is advisory, it is not binding on our board of directors or our compensation committee. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and our board of directors and, accordingly, our board of directors or our compensation committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
Vote Required
The affirmative vote of the holders of shares representing a majority of the voting power of the outstanding shares present by virtual attendance or represented by proxy and voting affirmatively or negatively (excluding abstentions and broker non-votes) at the Annual Meeting will be required to approve the non-binding proposal regarding named executive officer compensation.
Our Recommendation
Our board of directors recommends voting “FOR” the approval, on a non-binding, advisory basis, of the resolution on named executive officer compensation.

EXECUTIVE OFFICERS
The following table sets forth, for our executive officers, their ages and position held with us as of the date of this proxy statement:
Name	Age	Principal Position
Ragy Thomas	50	Founder, Chief Executive Officer and Director
Manish Sarin	51	Chief Financial Officer
Diane K. Adams	64	Chief Culture and Talent Officer
Scott Harvey	52	Chief Customer Officer
Amitabh Misra	51	Chief Technology Officer
Arunkumar Pattabhiraman	41	Chief Marketing Officer
Trac Pham	55	Interim Chief Operating Officer and Director
Jacob Scott	41	General Counsel and Corporate Secretary
Biographical information for each of Ragy Thomas and Trac Pham is included above with the director biographies under the caption “Information Regarding Director Nominees and Current Directors.”
Manish Sarin has served as our Chief Financial Officer since January 2022. Prior to joining Sprinklr, Mr. Sarin was the Chief Financial Officer of Exabeam, Inc. from October 2018 to November 2021. Prior to that, he served as the Executive Vice President of Finance at Proofpoint, Inc. from October 2012 to September 2018. Earlier in his career, Mr. Sarin advised technology companies on corporate finance matters while serving at Merrill Lynch and J.P. Morgan. Mr. Sarin holds a degree in Computer Science from the Indian Institute of Technology (Banaras Hindu University) and an M.B.A. from Columbia Business School.
Diane K. Adams has served as our Chief Culture and Talent Officer since April 2018. Prior to joining Sprinklr, Ms. Adams served as the Chief Culture and Talent Officer at McGraw-Hill Education LLC, a provider of customized educational content, from November 2016 to March 2018 and the Chief People Officer at Qlik Technologies Inc., a business intelligence company, from June 2013 to October 2016. Earlier in her career, Ms. Adams served as EVP, Culture and Talent at Allscripts Healthcare Solutions, Inc., and as VP, Human Resources at Cisco Systems, Inc. Ms. Adams holds a B.B.A. from the University of North Carolina at Chapel Hill.
Scott Harvey has served as our Chief Customer Office since February 2024. Mr. Harvey previously served as our EVP, Customer Operations from September 2023 to February 2024. Prior to joining Sprinklr, Mr. Harvey served as Global Head of Technical Sales and Services at Stripe, where he oversaw the company’s presales and post-sale organizations focused on driving adoption and consumption of Stripe product offerings. Previously, Mr. Harvey spent more than six years at ServiceNow from February 2014 to November 2020 in multiple roles, including SVP of Solution Consulting and SVP of Solution Sales. Prior to ServiceNow, Mr. Harvey spent 12 years at VMware in various marketing, sales and customer operations leadership roles from November 2001 to February 2014. Mr. Harvey holds a B.A. in communication from Central Washington University.
Amitabh Misra has served as of Chief Technology Officer since April 2024. Prior to joining Sprinklr, Mr. Misra was Vice President of Engineering at Adobe Inc. from November 2018 to March 2024, where he led a global R&D organization for Adobe’s Experience Cloud Platform, including engineers, product leaders, and AI/ML researchers. Prior to Adobe, Mr. Misra was the Founder and CEO of GOFro.com and CTO, chief architect and head of engineering at Snapdeal.com. Mr. Misra holds a BTech degree from the Indian Institute of Technology Kanpur and an M.B.A. from the University of California at Berkley.
Arunkumar Pattabhiraman has served as our Chief Marketing Officer since May 2022. Prior to joining Sprinklr, Mr. Pattabhiraman was Chief Growth Officer at Freshworks Inc. Prior to Freshworks, Mr. Pattabhiraman ran international marketing at Disney+Hotstar, and also served as the Chief Marketing Officer at InMobi. Mr. Pattabhiraman holds a Bachelors in Electrical and Electronics Engineering from Anna University and a Post Graduate Program in Management from the Indian School of Business, Hyderabad.
Jacob Scott has served as our General Counsel and Corporate Secretary since March 2023. Mr. Scott previously served as our Deputy General Counsel and Chief Compliance Officer from November 2020 to March 2023. Prior to that, Mr. Scott served in various roles at Athenahealth, Inc., most recently as Assistant General Counsel from July 2017 to November 2020. Mr. Scott holds a B.A. in English and American Studies from Williams College and a J.D. from Yale Law School.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, how each element of our executive compensation program is designed to satisfy those objectives, the policies underlying our fiscal year 2024 executive compensation program, and the compensation awarded to our fiscal year 2024 named executive officers (“NEOs”) listed below:
NEOs	Title
Ragy Thomas	Founder, Chief Executive Officer and Director
Manish Sarin	Chief Financial Officer
Diane Adams	Chief Culture & Talent Officer
Scott Harvey(1)	Chief Customer Officer
Paul Ohls(2)	Former Chief Revenue Officer
Pavitar Singh(3)	Former Chief Technology Officer
(1)	Mr. Harvey was hired as our EVP, Customer Operations effective September 25, 2023, and appointed as our Chief Customer Officer effective February 5, 2024.
(2)	Mr. Ohls stepped down from the Chief Revenue Officer position effective February 5, 2024, and terminated service as an employee on March 16, 2024.
(3)	Mr. Singh stepped down from the Chief Technology Officer position effective July 18, 2023, and terminated service as an employee on August 18, 2023.
The following discussion and analysis of compensation arrangements of our NEOs should be read together with the compensation tables and related disclosures.
Executive Summary
Fiscal Year 2024 Performance Highlights
•
In fiscal year 2024, we measured the achievement of Net New Annualized Recurring Revenue (“Net New ARR”) Bookings and Non-GAAP Operating Income as our top-line and bottom-line corporate performance goals respectively. These goals are tied to our non-equity incentive plan. We achieved fair results throughout the fiscal year; however, our top-line growth was limited in the last quarter combined with churn, and we did not meet our Net New ARR Bookings corporate performance goal. We outperformed our Non-GAAP Operating Income corporate performance goal.

Fiscal Year 2024 Compensation Highlights
•
In March 2023, our compensation committee reviewed the base salaries of our then-serving NEOs and approved increases to base salaries in amounts ranging from 4% to 4.5% for each of the NEOs to align with target market and internal positioning.

•
For our non-equity incentive plans, including our Bonus Plan (defined below), each participant has a target annual performance incentive opportunity that corresponds to the achievement of 100% of the corporate performance goals. Under our Bonus Plan, our compensation committee maintained “Net New ARR Bookings” (as defined in the Bonus Plan) and “Non-GAAP Operating Income” (as defined in the Bonus Plan) as the corporate performance goals applicable to Bonus Plan for the fiscal year 2024 plan year. We also decreased the weight of the Net New ARR Bookings performance goal from 80% to 70% and increased the weight of the Non-GAAP Operating Income corporate performance goal from 20% to 30% to further recognize profitability as high performance under our Bonus Plan. The target annual performance incentive opportunities of our NEOs generally were determined by our compensation committee in the first quarter of fiscal year 2024 and expressed as a percentage of their annual base salary, ranging from 55% to 100%. For the fiscal year 2024 plan year, payouts based wholly on the performance relative to the corporate performance goals resulted in a 39% achievement of our corporate performance goals under the Bonus Plan. Accordingly, our eligible NEOs received 39% of their target annual performance incentive opportunity based on company achievement of performance goals for the fiscal year 2024 plan year, with the exception of Mr. Harvey, who received 100% of his pro-rated target annual performance incentive opportunity for the fiscal year 2024 plan year as a result of his not having had a material opportunity to alter the outcome of our achievement of the performance goals under the Bonus Plan due to his partial year of service.

•
Equity grants are determined by our compensation committee based on a number of factors, including current corporate and individual performance, the chief executive officer’s recommendations, outstanding equity holdings and their retention value and total ownership, the historical value of our stock, internal equity amongst executives, and with reference to an analysis of competitive market data prepared by Compensia, Inc. (“Compensia”), our independent compensation consultant. In fiscal year 2024, we approved annual equity awards in the form of stock options that vest over a four-year period for Mr. Thomas and in the form of restricted stock units (“RSUs”) that vest over a four-year period for our remaining NEOs. Mr. Thomas was granted 1,512,373 stock options, and the RSUs granted to our remaining NEOs ranged from 192,483 to 733,272 shares. For fiscal year 2024, Mr. Harvey received a new hire equity grant of 291,165 RSUs.

•	Our compensation committee adopted our Incentive Compensation Recoupment Policy, effective as of October 2, 2023, that is compliant with the rules promulgated by the NYSE.
Compensation Program Objectives, Philosophy, and Elements of Compensation
We are committed to sound executive compensation policies and practices, as highlighted in the following table:
What we do:
✔	Award annual incentive compensation subject to the achievement of pre-determined performance goals
✔	Incorporate payout caps for performance-based incentives
✔	Responsible use of shares under our long-term incentive program
✔	Maintain an executive severance policy
✔	Consider guidance from an independent and experienced compensation consultant
✔	Assess risks of our compensation program
✔	Maintain minimum stock ownership guidelines for our executive officers and directors
✔	Maintain a NYSE compliant clawback policy for incentive compensation
What we do not do:
✘	No guaranteed bonus payouts
✘	No hedging of our stock
✘	No pledging of our stock
✘	No excise tax gross ups
✘	No excessive perquisites
✘	No supplemental executive retirement plans
The main objectives of our executive compensation program are to:
•	motivate, attract and retain highly qualified executives who are committed to our mission, performance and culture by paying them competitively;
•
create a fair, reasonable and balanced compensation program that rewards executives’ performance and contributions to our short- and long-term business results, while closely aligning the interests of the executives with those of our stockholders; and

•	emphasize pay for performance, with a program that aligns financial and operational achievements.
We believe that our executive compensation program design features accomplish the following:
•	provide base salaries consistent with each executive’s responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security;
•	ensure a significant portion of each executive’s compensation is tied to our future share performance, thus aligning their interests with those of our stockholders;
•	utilize equity compensation and vesting periods for equity awards that encourage executives to remain employed and focused on sustained share price appreciation; and
•	utilize a mix between cash and equity compensation designed to encourage strategies and actions that are in our long-term best interests.

To achieve our compensation objectives, we have historically provided our executive officers, including our NEOs, with a compensation package consisting of the following elements:
Element of Compensation	Objectives	Key Points
Base Salary (fixed compensation)	Provides financial stability and security through a fixed salary for performing job responsibilities.
The base salary of each executive, including each NEO, generally is determined and approved by our compensation committee. Base salaries are determined and generally are reviewed annually at the beginning of the fiscal year.

Non-Equity Incentive Plan Compensation (variable compensation)	Motivates and rewards employees for achieving rigorous annual corporate performance goals that relate to our key business objectives.
Our senior executive bonus plan (the “Bonus Plan”) provides our NEOs an opportunity to earn annual cash bonus payments contingent upon the attainment of certain performance goals as established by our compensation committee. The performance goals are based on achievement of Net New ARR Bookings (weighted at 70%) and Non-GAAP Operating Income (weighted at 30%).

Target bonus amounts are set as a percentage of base salary.

Equity-Based Incentive Awards (variable compensation in the form of equity)
Motivates and rewards for long-term company performance; aligns executives’ interests with stockholder interests and changes in stockholder value. Attracts highly qualified executives and encourages their continued employment over the long-term.

Annual equity opportunities generally are reviewed and determined at the beginning of each fiscal year or as appropriate during the year for new hires, promotions, or other special circumstances, such as to encourage retention. Individual grants are determined based on a number of factors, including current corporate and individual performance, outstanding equity holdings and their retention value and total ownership, historical value of our stock, internal equity amongst executives and market data provided by Compensia.

Our compensation committee uses its judgment to establish a total compensation program for each executive that is a mix of current, short-term incentive and long-term incentive compensation, and cash and non-cash compensation that it believes appropriate to achieve the goals of our executive compensation program and our corporate objectives. However, a significant portion of each executive’s total target compensation consists of company performance-based bonus opportunities and long-term equity awards in order to align the executive officers’ incentives with the interests of our stockholders and our corporate goals.
How We Determine Executive Compensation
Role of Our Compensation Committee, Management, and the Board
Our compensation committee is appointed by our board of directors to assist with the board’s oversight responsibilities with respect to our compensation and benefit plans, policies and programs, administration of our equity plans, and the board’s responsibilities related to the compensation of our executive officers, directors, and senior management, as appropriate.
Our compensation committee is primarily responsible for establishing and reviewing our general compensation strategy. It oversees and evaluates our executive compensation program, and generally determines, which may be subject to final board of directors approval, the principal components of compensation (base salary, performance bonus awards, and equity awards) for our executive officers on an annual basis; however, decisions may occur at other times for new hires, promotions or other special circumstances as our compensation committee determines appropriate, such as to encourage retention. Our compensation committee does not delegate authority to approve executive officer compensation and has full authority to make all compensation decisions. Our compensation committee will continue to evaluate our compensation strategy as we continue to evolve and grow as a public company.

Generally, the compensation committee’s process for determining executive compensation comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than our chief executive officer, the compensation committee solicits and considers performance assessments and recommendations submitted to the committee by our chief executive officer affecting base salaries, equity compensation and other compensation-related matters. While our chief executive officer discusses his recommendations with our compensation committee, he does not participate in the deliberations concerning, or the determination of, his own compensation. The evaluation of our chief executive officer’s performance is conducted by the compensation committee, which determines any adjustment to his compensation, as well as awards to be granted. For all executives and directors, as part of its deliberations, the compensation committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels and recommendations of the compensation committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.
Our compensation committee also works with and receives information and analyses from other members of management, including within our legal, finance, and human resources departments, and considers such information and analyses in determining the structure and amount of compensation to be paid to our executive officers, including our NEOs. Members of management are not present during discussions regarding their own compensation.
In evaluating our executive compensation policies and programs, as well as the short- and long-term value of our executive compensation plans, our compensation committee considers both the performance and skills of each of our executives, as well as the compensation paid to executives in similar companies with similar responsibilities. We focus on providing a competitive compensation package that provides significant short- and long-term incentives for the achievement of measurable corporate objectives. We believe that this approach provides an appropriate blend of short- and long-term incentives to maximize stockholder value.
In making executive compensation decisions, our compensation committee generally considers each executive officer’s total target direct compensation, which consists of base salary, target bonus opportunity (which, together with base salary, we refer to as target cash compensation), and long-term equity awards (valued based on an approximation of grant date fair value).
Role of Compensation Consultant
Our compensation committee has retained Compensia as its independent compensation consultant since the end of fiscal year 2020 due to its extensive analytical and compensation expertise relating to technology companies. Compensia reports directly to our compensation committee and does not provide any services to our company other than data and advice related to executive and director compensation matters. Our compensation committee has analyzed whether the work of Compensia as the compensation consultant raised any conflict of interest, considering relevant factors in accordance with the guidelines established by the Securities and Exchange Commission (the “SEC”). Based on its analysis, our compensation committee determined that the work of Compensia and the individual compensation advisors have conformed to the independence factors and guidance provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC and the New York Stock Exchange listing standards.
In its capacity as our compensation committee’s independent compensation consultant, in fiscal year 2024, Compensia assisted with, among other things:
•	conducting an executive market pay analysis, including analysis of competitive performance and compensation levels within our peer group;
•	amending the group of peer companies to use as a reference in making executive compensation decisions;
•
evaluating the efficacy of our existing compensation strategy and current executive pay practices and considering potential refinements or alternative practices, in supporting and reinforcing our long-term strategic goals;

•	reviewing our director compensation policies and practices; and
•	assisting in the development of this Compensation Discussion and Analysis.
Our compensation committee has the sole authority to engage and terminate Compensia’s services, as well as to approve its compensation. Compensia provides market assessments and advises our compensation committee but has no authority to make compensation decisions on behalf of our compensation committee or Sprinklr. Compensia reports to our compensation committee and has direct access to the chairperson and the other members of our compensation committee.
Use of Competitive Market Compensation Data
Our compensation committee believes that it is important when making compensation decisions to be informed as to the current practices of comparable public companies with which we compete for top talent. To this end, our compensation committee works annually with Compensia to review and amend the list of our peer group companies to be used in connection with assessing compensation practices and pay levels. Our compensation committee believes that the peer and market data provided by Compensia, along with other factors such as internal parity, scope and complexity of role, experience, skills and qualifications, performance, equity holdings and retentive value, are important reference points when setting compensation for our NEOs because competition for executive management is intense in our industry and the retention of our talented leadership team is critical to our success.
Fiscal Year 2024 Peer Group
In September 2022, Compensia proposed, and our compensation committee approved, a group of companies that would be appropriate peers for fiscal year 2024 compensation decisions, based on the following criteria:
Sector: We focused on information technology companies based in the United States;
•	Revenue: We focused on companies with a revenue size within a range of approximately 0.3x to 3.0x of our trailing four-quarter revenue ended July 31, 2022 (“Last Four-Quarter Revenue”); and
•	Market Capitalization: We focused on companies with market capitalization within a range of approximately 0.25x to 4.0x of our 30-day average market capitalization.
Our Last Four-Quarter Revenue was approximately $526 million, and our 30-day average market capitalization was approximately $2.9 billion. Using the above criteria, the following 19 companies were identified as appropriately sized for our peer group by our compensation committee for the purpose of informing executive pay decisions for fiscal year 2024:
Alteryx	Duck Creek Technologies	New Relic	Sprout Social
AppFolio	Elastic N.V.	Pegasystems	Workiva
Blackline	Five9	Qualtrics International	Zendesk
Box	LivePerson	Semrush Holdings	Zuora
Coupa Software	Momentive Global	Smartsheet
Stockholder Say-on-Pay Vote
In making executive compensation determinations, our compensation committee also considers the results of the non-binding, advisory stockholder votes on our executive compensation program. Our stockholders approved our executive compensation program with 99.9% of votes cast for the say-on-pay proposal at our 2023 Annual Meeting of Stockholders. Our compensation committee is mindful of our stockholders’ endorsement of our compensation committee’s past decisions and policies and has maintained its general approach to executive compensation for decisions made to date. Our compensation committee will continue to consider the results from the say-on-pay vote regarding our executive compensation program.

Elements of Our Fiscal Year 2024 Executive Compensation Program
Base Salary
The base salary of each NEO is determined based on a number of factors (including internal equity consideration; scope and complexity of role; past performance; chief executive officer’s recommendations; and experience, qualifications and skills) and with reference to an analysis of competitive market data prepared by Compensia. In March 2023, our compensation committee reviewed the base salaries of our then-serving NEOs and approved increases to base salaries in amounts ranging from approximately 4% to 4.5% for each such NEO to align with target market and internal positioning. The fiscal year 2024 base salaries of our NEOs are reflected below.
NEO	Fiscal Year 2024 Base Salary	Percentage Increase from Fiscal Year 2023 Base Salary
Ragy Thomas(1)	$575,000	4.5%
Manish Sarin(2)	$480,480	4%
Diane Adams(3)	$453,440	4%
Scott Harvey(4)	$410,000	–
Paul Ohls(5)	$437,895	4%
Pavitar Singh(6)	$478,736	4%
(1)	Effective April 1, 2023, Mr. Thomas’s base salary increased to $575,000 in connection with the annual executive compensation review.
(2)	Effective April 1, 2023, Mr. Sarin’s base salary increased to $480,480 in connection with the annual executive compensation review.
(3)	Effective April 1, 2023, Ms. Adams’ base salary increased to $453,440 in connection with the annual executive compensation review.
(4)	Mr. Harvey was hired as our EVP, Customer Operations effective September 25, 2023, and appointed as our Chief Customer Officer effective February 5, 2024.
(5)	Mr. Ohls stepped down as our Chief Revenue Officer effective February 5, 2024.
(6)
Mr. Singh’s base salary reflects the conversion from AED 1 to USD 0.2723 as of January 31, 2024. Mr. Singh stepped down as our Chief Technology Officer effective July 18, 2023, and terminated service as an employee on August 18, 2023.

Non-Equity Incentive Plan Compensation
Our compensation committee adopted our Bonus Plan in May 2023. The Bonus Plan generally provides our eligible senior executives, including our NEOs, an opportunity to earn annual cash bonus payments contingent upon the attainment of certain performance goals as established by our compensation committee. Eligible executives are assigned a portion of the total bonus pool, with the total bonus pool determined by our compensation committee based on achievement of Net New ARR Bookings (weighted at 70%) and Non-GAAP Operating Income (weighted at 30%). The funding of the bonus pool, as a percentage of the target bonus pool, is the “corporate funding factor.” With the exception of Mr. Harvey, each bonus payout is then prorated for compensation changes and time in the Bonus Plan during the fiscal year. For Mr. Harvey, our compensation committee determined that Mr. Harvey would receive 100% of his prorated target bonus opportunity under the Bonus Plan as a result of Mr. Harvey not having had a material opportunity to alter the outcome of our achievement of the performance goals under the Bonus Plan due to his partial year of service. If the corporate performance goals are met, our compensation committee will determine if incentive payments are to be made and at what level by individual and as soon as practicable thereafter.
Target bonus amounts are set as a percentage of base salary and generally are reviewed annually at the beginning of the fiscal year. Target bonus amounts are set based on scope of role, internal parity and reference to market data.

Fiscal Year 2024 Target Amounts
The target annual performance-based bonus award opportunities of our NEOs generally were determined by our compensation committee in the first quarter of fiscal year 2024 and expressed as a percentage of their annual base salary, as follows:
NEO(1)	FY24 Target Bonus Opportunity (% of base salary)	FY24 Target Bonus Opportunity ($)
Ragy Thomas	100%	$570,959
Manish Sarin	90%	$429,744
Diane Adams	55%	$247,842
Scott Harvey(2)	55%	$79,697
Paul Ohls	90%	$391,655
Pavitar Singh(3)	90%	$428,184
(1)
Target bonus opportunities were calculated based on prorated salary compensation for each of Ms. Adams and Messrs. Thomas, Sarin, Ohls and Singh, taking into account their salaries from February through March 2023 and new fiscal year 2024 salaries effective April 1, 2023.

(2)	Target bonus opportunity is prorated based on Mr. Harvey start date of September 25, 2023.
(3)
Mr. Singh’s target bonus reflects the conversion from AED 1 to USD 0.2723 as of January 31, 2024. Mr. Singh stepped down as our Chief Technology Officer effective July 18, 2023, and terminated service as an employee on August 18, 2023.

Fiscal Year 2024 Performance Goals and Achievement
Our compensation committee maintained Net New ARR Bookings and Non-GAAP Operating Income as the corporate performance goals applicable to fiscal year 2024 under the Bonus Plan. Our compensation committee chose these metrics because it believes that these goals represent rigorous objectives for our NEOs and align with stockholder interests. Net New ARR Bookings is an indicator of top-line growth through the addition of new customers, expansions with existing customers, and higher renewal rates, while Non-GAAP Operating Income is an indicator of bottom-line rigor and our path to profitability. Non-GAAP Operating Income is not defined by GAAP and, as such, should not be construed as an alternative to earnings from operations, net earnings or operating cash flow.
Each of the annual corporate performance goals, their relative weightings and payout methodology are summarized in the chart below. Each NEO’s bonus amount, except for Mr. Harvey’s, was determined based on multiplying base salary, prorated for compensation changes and time eligible to participate in the Bonus Plan, times individual target bonus times the corporate funding factor ranging from 80% threshold to 140% maximum.
Corporate Performance Goal	Payout Formula(3)	Weight	Actual Achievement	Weighted Payout Percentage
Net New ARR Bookings(1)	• Less than threshold achievement (80% of target): no payout • Target achievement (100% of target): 100% payout funding • Maximum achievement: 140% payout funding	70%	0%	0%
Non-GAAP Operating Income(2)	• Less than threshold achievement (80% of target): no payout • Target achievement (100% of target): 100% payout funding • Maximum achievement: 140% payout funding	30%	130%	39%
Total				39%
(1)
Net New ARR Bookings is a financial measure that we define as the annualized net dollar value of recurring license fees (“ARR”) added to Sprinklr’s portfolio during a period (gross ARR bookings less ARR lost). Our Net New ARR Bookings is an internal measure that we do not disclose for several reasons, including our belief that disclosure would result in competitive harm. If the results were disclosed, we believe that the information would provide competitors with insights into our operations and sales programs that would be harmful to us.

(2)
Non-GAAP Operating Income is a financial measure that we define as our operating income excluding, as applicable, stock-based compensation expense-related charges, charges on litigation settlements, amortization of acquired intangible assets, and any other non-recurring item deemed to be non-GAAP. Non-GAAP Operating Income is a non-GAAP financial measure. For additional details and a reconciliation of Non-GAAP Operating Income to its most comparable GAAP measure, please see “Non-GAAP Financial Measures” in the Company’s Annual Report on Form 10-K filed with the SEC on March 29, 2024.

(3)
For Net New ARR Bookings, payout funding for achievement between threshold, target and maximum achievement levels was determined under the following payout scale: for achievement levels between threshold and target, 10% payout funding would occur for each 10% of achievement above threshold; for achievement levels between target and maximum, the 100% target payout funding would be increased by 10% payout funding for each 10% of achievement above target; in each case with linear interpolation between such levels. For Non-GAAP Operating Income, payout funding for achievement between threshold, target and maximum achievement levels was determined under the following payout scale: for achievement levels between threshold and target, 10% payout funding would occur for each 10% of achievement above threshold; for achievement levels between target and maximum, the 100% target payout funding would be increased by 10% payout funding for each 10% of achievement above target; in each case with linear interpolation between such levels.

Our compensation committee assessed the corporate performance goal achievement following the end of fiscal year 2024. Payouts under the Bonus Plan were based solely on our performance relative to the corporate performance goals and our payout methodology described above. As a result, each NEO received the following aggregate incentive payment under the Bonus Plan for fiscal year 2024.
NEO	Amount Paid Under Bonus Plan for FY24 ($)
Ragy Thomas(1)	$222,674
Manish Sarin(2)	$167,600
Diane Adams(3)	$96,658
Scott Harvey(4)	$79,697
Paul Ohls(5)	—
Pavitar Singh(6)	—
(1)	Mr. Thomas’s incentive payment was prorated based upon his base salary of $550,000 from February 1, 2023 to March 31, 2023 and $575,000 from April 1, 2023 to January 31, 2024.
(2)	Mr. Sarin’s incentive payment was prorated based upon his base salary of $462,000 from February 1, 2023 to March 31, 2023 and $480,480 from April 1, 2023 to January 31, 2024.
(3)	Ms. Adams’s incentive payment was prorated based upon her base salary of $436,000 from February 1, 2023 to March 31, 2023 and $453,440 from April 1, 2023 to January 31, 2024.
(4)
Mr. Harvey’s incentive payment was paid at 100% of his prorated target bonus amount as a result of Mr. Harvey not having had a material opportunity to alter the outcome of our achievement of the performance goals under the Bonus Plan due to his partial year of service.

(5)	Mr. Ohls stepped down as our Chief Revenue Officer effective February 5, 2024, and he did not receive a bonus for this plan, but rather a severance bonus.
(6)
Mr. Singh stepped down as our Chief Technology Officer effective July 18, 2023, and terminated service as an employee on August 18, 2023, and did not receive a bonus for this plan, but rather a severance bonus.

Equity-Based Incentive Awards
Prior to our initial public offering (our “IPO”), all of the stock options we granted were made pursuant to our 2011 Equity Incentive Plan (the “2011 Plan”). Following our IPO, all of the equity incentive awards have been and will be granted under the terms of our 2021 Equity Incentive Plan (the “2021 Plan”), under which we may grant equity incentive awards to our directors, employees and consultants, and our affiliates, to enable us to obtain and retain services of these individuals, which we believe is essential to our long-term success.
Individual grants are determined by our compensation committee based on a number of factors, including current corporate and individual performance, chief executive officer’s recommendations, outstanding equity holdings and their retention value and total ownership, historical value of our stock, internal equity amongst executives, and with reference to an analysis of competitive market data prepared by Compensia.
We generally align the timing of our annual equity awards to the NEOs with the annual performance evaluations of those officers. In fiscal year 2024, we approved an annual equity award to Mr. Thomas in the form of stock options and annual equity awards to our NEOs in the form of RSUs. For Mr. Thomas, we granted stock options in alignment with our pay for performance philosophy. For our NEOs, we granted RSUs to align with the prevalent market practice among our peer group and to provide strong retention in the current market. The annual equity awards were approved in March of 2023 and had a grant date aligned with the opening of our trading window. Mr. Thomas’s stock option award vests over a four-year period, with one fourth of the options vesting on March 15, 2024, and the remaining options vesting in 36 equal monthly installments thereafter on the 15th day of each month, subject to Mr. Thomas’s continued service to us on each such vesting date. The RSUs vest over a four-year period, with one-fourth of the RSUs vesting on March 15, 2024, and one-twelfth of the remaining RSUs vesting on each subsequent June 15, September 15, December 15 and March 15 (each such date, a “Quarterly Vesting Date”) thereafter, subject to the NEO’s continuous service on each such vesting date. In addition to the annual equity awards in fiscal year 2024, we approved an RSU grant to Mr. Harvey in connection with his hire that vest over a four-year period, with one-fourth of the RSUs vesting on Dec 15, 2024, and one-twelfth of the remaining RSUs vesting on each subsequent Quarterly Vesting Date thereafter, subject to Mr. Harvey’s continuous services on each such vesting date.
Equity awards also may be made by our compensation committee to our NEOs at the time of hire or from time to time to incentivize and reward certain performance and/or to provide additional retention value. The equity award value, vesting requirements and type of award for these ad hoc grants may vary depending on the purpose of the grant. All annual equity awards to the NEOs must be granted during an open trading window; new hire and promotion awards are granted as part of the regular monthly approval cadence.
The following table sets forth the stock options and RSUs granted to our NEOs in fiscal year 2024:
NEO	Stock Options Granted (# of shares)	RSUs Granted (# of shares)
Ragy Thomas	1,512,373	—
Manish Sarin	—	320,806
Diane Adams	—	192,483
Scott Harvey	—	291,165
Paul Ohls	—	297,891
Pavitar Singh	—	733,272
For additional information on outstanding equity grants to the NEOs, see the “Grants of Plan Based Awards” table and the “Outstanding Equity Awards as of January 31, 2024” table under “Executive Compensation Tables.”
Other Features of Our Compensation Program
Employment Offer Letters
We have entered into offer letters with each of our NEOs. Each of these agreements established the NEO’s initial base salary, initial target annual bonus opportunity, and initial equity grant. Mr. Harvey’s agreement also included a one-time signing bonus. The base salaries, annual bonus opportunities and equity awards of our executive officers, including our NEOs, are reviewed annually by our compensation committee; the amounts effective for fiscal year 2024 are described above in this Compensation Discussion and Analysis.
Severance and Change in Control Benefits
In May 2019, our board of directors approved change of control and severance benefits for our NEOs and other key employees (collectively, “participants”), pursuant to our Severance and Change in Control Plan (the “Severance Plan”). Regardless of the manner in which an NEO’s service terminates, each NEO is entitled to receive amounts earned during his term of service, including unpaid salary, benefits and other compensation entitlements.
The Severance Plan provides that if we terminate an NEO’s employment outside of the period beginning three (3) months prior to and ending 12 months after a “change in control” (as defined in the Severance Plan) (such period, the “change in control period”) other than for “cause” (as defined in the Severance Plan), death or disability, the NEO will receive the following:
•	nine (9) months’ base salary (12 months for Mr. Thomas) payable in accordance with our normal payroll frequency;
•	a lump sum pro rata payment of the executive’s target annual bonus for the year of termination; and
•	subsidized COBRA continuation coverage for up to nine (9) months (12 months for Mr. Thomas).

The Severance Plan provides that if an executive officer’s employment is terminated during the change in control period either by us other than for cause, death or disability or by the executive officer due to a “constructive termination” (as defined within the officer’s participation agreement), the executive officer will receive the following:
•	a lump sum payment equal to 12 months’ base salary (18 months for Mr. Thomas);
•	a lump sum equal to 100% of the executive’s target annual bonus for the year of termination (150% for Mr. Thomas);
•	100% acceleration of unvested time-based equity awards; and
•	subsidized COBRA continuation coverage for up to 12 months (18 months for Mr. Thomas).
Any performance vested equity awards will be subject to the terms and conditions of the award agreements for such vested performance awards.
The Severance Plan provides that if any payments or benefits received by a participant under the Severance Plan or otherwise would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and be subject to excise taxes imposed by Section 4999 of the Code, such amount will either be delivered in full or reduced so as not to be subject to excise taxation, whichever amount is higher. The Severance Plan does not require us to provide any tax gross ups.
To receive the severance described above, the participant must sign and not revoke our standard separation agreement and release of claims within the timeframe that is set forth in the Severance Plan.
For a more detailed description of the Severance Plan and each of our NEO’s payment and benefits upon a termination or change in control, see the “Potential Payments upon Termination or Change in Control” table under “Executive Compensation Tables.”
401(k) Plan
Our NEOs are eligible to participate in a defined contribution retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may defer eligible compensation on a pre-tax or after-tax (“Roth”) basis, up to the statutorily prescribed annual limits on contributions under the Code. We may make discretionary matching contributions for the plan year ending December 31st, based on employee deferrals for the plan year. For the 2022 and 2023 plan years, we made matching contributions equal to 30% of a participant’s eligible compensation up to the first 4% of such person’s elected deferral. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan (except for after-tax, Roth contributions) and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.
Health/Welfare Plans
Our NEOs are eligible to participate in all of our benefit plans, such as the 401(k) plan (see the section above titled “401(k) Plan”), medical, dental, vision, disability and life insurance, in each case generally on the same basis as other employees. We do not currently have qualified or nonqualified defined benefit plans or non-qualified deferred compensation plans, nor do we offer pension or other retirement benefits, other than our 401(k) plan. Our compensation committee may elect to adopt such plans in the future if it determines that doing so is in our best interests.
Perquisites
We provide certain perquisites to our executive officers, principally to allow them to devote more time to our business and to promote their health and safety. Our NEOs may participate in an annual executive physical program that provides each of them with a comprehensive health and wellness examination that goes beyond the standard physical examinations covered by most insurance programs with the goal of reducing the risk for a significant business disruption by striving to prevent and/or timely treat executive illness. We provide Mr. Thomas, our chief executive officer, with security and transportation when in the New York metro area. This transportation service provides the necessary security for, and helps maintain the health and safety of, our chief executive officer and enables him to conduct business on behalf of Sprinklr while in transit. The cost to Sprinklr of expenses related to the use of the transportation service by Mr. Thomas is reflected in the “All Other Compensation” column in the “Summary Compensation” table under “Executive Compensation Tables,” but the compensation committee does not consider this cost as a personal benefit to Mr. Thomas because it serves a business purpose arising from his employment as chief executive officer. In addition, we may from time to time provide reasonable relocation or signing bonuses to our NEOs as our compensation committee determines appropriate to assist such individuals to commence employment with us.
Tax and Accounting Considerations
As a general matter, our compensation committee reviews and considers the various tax and accounting implications of compensation programs we utilize.
Code Section 162(m)
Under Section 162(m) of the Code (“Section 162(m)”), compensation paid to each of our “covered employees” that exceeds $1 million per taxable year is generally non-deductible unless the compensation qualifies for certain grandfathered exceptions (including the “performance-based compensation” exception) for certain compensation paid pursuant to a written binding contract in effect on November 2, 2017 and not materially modified on or after such date.
Although our compensation committee will continue to consider tax implications as one factor in determining executive compensation, our compensation committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for our NEOs in a manner consistent with the goals of our executive compensation program and the best interests of Sprinklr and our stockholders, which may include providing for compensation that is not deductible by Sprinklr due to the deduction limit under Section 162(m). Our compensation committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with Sprinklr’s business needs.
Code Section 409A
Section 409A of the Code (“Section 409A”) requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our NEOs, so that they are either exempt from, or satisfy the requirements of, Section 409A.
Code Section 280G
Section 280G of the Code (“Section 280G”) disallows a tax deduction with respect to excess parachute payments to certain executives of companies that undergo a change of control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual with respect to the excess parachute payments. Parachute payments are compensation linked to or triggered by a change of control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options, restricted stock and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G based on the executive’s prior compensation. In approving the compensation arrangements for our NEOs, our compensation committee considers all elements of the cost to Sprinklr of providing such compensation, including the potential impact of Section 280G. Our compensation committee may, however, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G and the imposition of excise taxes under Section 4999 when it believes that such arrangements are appropriate to attract and retain executive talent.
Accounting for Stock-Based Compensation
We follow the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”) for our stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of stock options and RSUs under our equity incentive award plans are accounted for under ASC Topic 718. Our compensation committee considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity award programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.
Other Compensation Policies and Practices
Clawback Policy (Recovery of Incentive Payments)
Our compensation committee adopted our Incentive Compensation Recoupment Policy, effective as of October 2, 2023, that is compliant with the rules promulgated by the NYSE. Our policy applies to incentive-based compensation received by covered executive officers granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure, including our stock price or total stockholder return. Our policy applies to compensation earned during the three completed fiscal years immediately preceding the date it is determined that an accounting restatement is required (excluding fiscal years completed prior to the effective date of the policy) and grants our compensation committee broad flexibility in recouping recoverable incentive compensation.
Executive Stock Ownership Guidelines
In November 2023, our compensation committee adopted Stock Ownership Guidelines (the “Guidelines”) to align the interests of our executive officers and directors with the interests of our stockholders and to further promote our commitment to sound corporate governance. The Guidelines provide that different covered individuals are expected to own a specific value of our common stock, expressed as a percentage of base pay. The stock ownership requirement generally must be met by a covered individual by the later of (i) January 31, 2029 and (ii) the date that is five (5) years after the date on which such individual became subject to the Guidelines (the “Compliance Period”). Unexercised stock options (whether vested or unvested) and unearned performance awards are not included in the calculation of a covered individual’s stock ownership. The chart below shows the guidelines by position:
Position	Ownership Guideline Multiple of Base Pay
Chief Executive Officer	5.0x
All other Officers	1.0x
Directors	3.0x
As of January 31, 2024, 83% of our currently serving executive officers and directors met the applicable stock ownership requirements ahead of the end of the Compliance Period.
Hedging and Pledging of Securities
We believe it is improper and inappropriate for any person associated with Sprinklr to engage in short-term or speculative transactions involving our securities. Our directors, officers and employees are, therefore, prohibited from engaging in short sales and buying or selling puts, calls, options or other derivative securities related to Sprinklr common stock.
Our insider trading policy also prohibits our directors, officers and employees from purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of our securities, whether they are granted to such individual by Sprinklr as part of such person’s compensation or otherwise held, directly or indirectly, by such individual.
In addition, our insider trading policy prohibits trading in derivative securities related to our common stock, which include publicly traded call and put options, engaging in short selling of our common stock, purchasing our common stock on margin or holding it in a margin account and pledging our securities as collateral for a loan.

Risk Assessment Concerning Compensation Practices and Policies
Our compensation committee has reviewed our compensation policies and practices to assess whether they encourage our employees to take inappropriate risks. After reviewing and assessing our compensation philosophy, policies and practices, including the mix of fixed and variable, short- and long-term incentives and overall pay, incentive plan structures, and the checks and balances built into, and oversight of, each plan and practice, our compensation committee has determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on Sprinklr as a whole. Further, our compensation committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks; the mix of short-term compensation (in the form of base salary and an annual performance bonus opportunity, if any, which is based on a variety of performance factors), and long-term compensation prevents undue focus on short-term results and helps align the interests of our executive officers with the interests of our stockholders.

Report of the Compensation Committee of the Board of Directors
The compensation committee has reviewed and discussed the section of this proxy statement titled “Compensation Discussion and Analysis” with management. Based on such review and discussion, the compensation committee has recommended to the board of directors that the section titled “Compensation Discussion and Analysis” be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended January 31, 2024.
Sprinklr, Inc.
Compensation Committee

Tarim Wasim, Chair
Kevin Haverty
Eileen Schloss
The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of Sprinklr under the Securities Act or the Exchange Act, other than Sprinklr’s Annual Report on Form 10 K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Executive Compensation Tables
Summary Compensation Table
The following table sets forth information for each of the last three fiscal years ended January 31, 2024, 2023 and 2022 regarding compensation awarded to or paid to, or earned by, our NEOs.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(7)(8)	Option Awards ($)(7)(8)	Non-Equity Incentive Compensation ($)(9)	All Other Compensation ($)(10)	Total ($)
Ragy Thomas Founder, Chairman and Chief Executive Officer	2024	570,833	—	—	11,431,922	222,674	189,195	12,414,624
	2023	536,666	—	6,905,000	—	553,181	178,730(12)	8,173,577
	2022	470,000	—			560,240	87,578	1,117,818
Manish Sarin(1) Chief Financial Officer	2024	477,400	—	4,122,357	—	167,600	3,960	4,771,317
	2023	458,333	—	6,226,287	—	424,977	3,660(13)	7,113,257
Diane Adams(2) Chief Culture and Talent Officer	2024	450,533	—	2,473,407	—	96,658	4,020	3,024,618
Scott Harvey(3) Chief Customer Officer	2024	144,551	30,000(11)	3,971,491	—	79,697	1,230	4,226,969
Paul Ohls(4) Former Chief Revenue Officer	2024	435,088	—	3,827,899	—	—	3,960	4,266,947
	2023	373,684	—	4,463,317	—	440,538	3,660(14)	5,281,199
Pavitar Singh(5)(6) Former Chief Technology Officer	2024	301,380	—	9,422,545	—	—	109,508	9,833,433
	2023	456,502	—	3,452,500	—	423,279	—	4,332,281
	2022	438,339	—	—	—	470,250	—	908,589
(1)	Mr. Sarin was hired as our Chief Financial Officer effective January 24, 2022, and, as such, was not an NEO for fiscal year 2022.
(2)	Ms. Adams was not an NEO for fiscal years 2023 or 2022.
(3)
Mr. Harvey was hired as EVP Customer Operations effective September 25, 2023, and, as such, was not an NEO for fiscal years 2023 or 2022. Mr. Harvey was appointed as Chief Customer Officer effective February 5, 2024.

(4)
Mr. Ohls was appointed as our Chief Revenue Officer effective October 1, 2022, and, as such, was not an NEO for fiscal year 2022. Mr. Ohls stepped down as our Chief Revenue Officer effective February 5, 2024.

(5)	Mr. Singh stepped down as our Chief Technology Officer effective July 18, 2023, and terminated service as an employee on August 18, 2023.
(6)	The base salary for Mr. Singh for the fiscal year ended January 31, 2024 reflects the conversion from AED to USD using the exchange rate of AED 1 to USD 0.2723 as of January 31, 2024.
(7)
Amounts reported represent the aggregate grant date fair value of the stock awards and stock option awards to our NEOs during the years presented, calculated in accordance with the FASB Accounting Standards Codification Topic 718, Compensation—Stock Compensation. The assumptions used in calculating the grant date fair value of the stock awards and stock options reported in these columns are set forth in Note 12 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2024. This amount does not reflect the actual economic value that may be realized by the NEO.

(8)
Refer to the section titled “—Compensation Discussion and Analysis—Equity-Based Incentive Awards” for a description of the material terms of the program pursuant to which this compensation was awarded.

(9)
The amounts reported in this column represent annual performance-based bonuses earned based on the achievement of Company goals and other factors deemed relevant by our board of directors and compensation committee. For additional information, see the section titled “—Compensation Discussion and Analysis—Non-Equity Incentive Plan Compensation.”

(10)	Amounts reported for the fiscal year ended January 31, 2024 reflect the following:
Named Executive Officer	401(k) Matching Contributions ($)	Severance Payments ($)	Other	Total Other Compensation
Ragy Thomas	3,960	—	185,235(b)	189,195
Manish Sarin	3,960	—	—	3,960
Diane Adams	—	—	4,020(c)	4,020
Scott Harvey	1,230	—	—	1,230
Paul Ohls	3,960	—	—	3,960
Pavitar Singh	—	109,508(a)	—	109,508
(a)
Includes $70,160 relating to the gratuity payment and $39,348 pay in lieu of notice as statutory payments prescribed in the United Arab Emirates based on service. The severance payments to Mr. Singh reflect the conversation from AED to USD using the exchange rates of 0.2723 as of January 31, 2024.

(b)
Includes perquisites for Mr. Thomas of $7,000 for an executive health physical, $4,026 for gas, parking and tolls incurred for the business use of Mr. Thomas’s personal car and $174,208 related to costs associated with Mr. Thomas’s transportation and security during fiscal year 2024.

(c)	Includes $4,020 relating for Ms. Adams for an executive health physical.
(11)	Consists of a one-time signing bonus, which is subject to recovery if Mr. Harvey resigns or is terminated for cause within one year of his start date of employment.
(12)
The “All Other Compensation” and “Total” amounts for Mr. Thomas have been adjusted compared to prior disclosure to exclude $919 in group life insurance and to reflect an additional $72,794 related to costs associated with Mr. Thomas’s transportation and security during fiscal year 2022, which were inadvertently omitted from the Summary Compensation Table in last year’s proxy statement.

(13)
The “All Other Compensation” and “Total” amounts for Mr. Sarin have been adjusted compared to prior disclosure to exclude $864 in group life insurance, which was inadvertently included in the Summary Compensation Table in last year’s proxy statement.

(14)
The “All Other Compensation” and “Total” amounts for Mr. Ohls have been adjusted compared to prior disclosure to exclude $736 in group life insurance, which was inadvertently included in the Summary Compensation Table in last year’s proxy statement.

Grants of Plan-Based Awards
The following table presents information regarding each plan-based award granted to our NEOs during the fiscal year ended January 31, 2024. All awards were pursuant to our 2021 Plan.
Name	Grant Type	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
			Threshold ($)	Target ($)	Maximum ($)
Ragy Thomas	Annual Cash		$460,000	$575,000	$805,000
	Option	04/03/2023	—				1,512,373(3)	$12.85	$11,431,922
Manish Sarin	Annual Cash		$345,946	$432,432	$605,405
	RSU	04/03/2023	—			320,806(4)			$4,122,357
Diane Adams	Annual Cash		$199,514	$249,392	$349,149
	RSU	04/03/2023	—			192,483(4)			$2,473,407
Scott Harvey	Annual Cash		$324,000
	RSU	10/15/2023	—			291,165(5)			$3,971,491
Paul Ohls	Annual Cash		—	—	—
	RSU	04/03/2023	—			297,891(4)			$3,827,899
Pavitar Singh	Annual Cash		—	—	—
	RSU	04/03/2023	—	—	—	274,977(4)			$3,533,454
	RSU	04/03/2023	—	—	—	458,295(4)			$5,889,091
(1)
The amounts set forth in the “Target” column represent target bonus amounts for each NEO for the fiscal year ended January 31, 2024 under our non-equity incentive plan and do not represent either additional or actual compensation earned by our NEOs for the fiscal year ended January 31, 2024. Target amounts are prorated for compensation changes and time eligible to participate in our Bonus Plan for fiscal year 2024. Threshold and maximum amounts reflect the dollar amount that would be payable if each performance goal were achieved at the threshold (i.e., 80%-140%) level. The dollar value of the actual payments for these awards is included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above. Mr. Ohls stepped down as Chief Revenue Officer effective February 5, 2024, and he did not receive the target bonus for this plan, but rather a severance bonus provided in the “All Other Compensation” column of the “Summary Compensation Table” above.

(2)
Amounts reported represent the aggregate grant date fair value of stock options and RSUs granted to our NEOs under our 2021 Plan, computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in calculating the grant date fair value of the stock options and RSUs reported in this column are set forth in Note 12 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2024. This amount does not reflect the actual economic value that may be realized by the NEO.

(3)
Twenty-five percent (25%) of the shares subject to the option shall vest on March 15, 2024, and one thirty-sixth (1/36th) of the remaining shares subject to the option shall vest in equal monthly installments on the 15th day of each month thereafter, subject to the NEO’s continued service with us as of each such date.

(4)
The RSUs vest with respect to 25% of the shares underlying the RSU award on March 15, 2024, with the remaining shares vesting in 12 equal quarterly installments each Quarterly Vesting Date thereafter, subject to the NEO’s continued service with us as of each such date.

(5)
The RSUs vest with respect to 25% of the shares underlying the RSU award on December 15, 2024, with the remaining shares vesting in 12 equal quarterly installments each Quarterly Vesting Date thereafter, subject to the NEO’s continued service with us as of each such date.

Outstanding Equity Awards as of January 31, 2024
The following table sets forth certain information regarding outstanding equity awards granted to our NEOs that remain outstanding as of January 31, 2024. Mr. Singh had no outstanding equity awards as of January 31, 2024.
		Option Awards(1)				Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Units of Stock that have not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Ragy Thomas	03/18/2019	2,318,632	—	4.25	03/18/2029	—	—	—	—
	03/18/2019	2,318,632	—	4.25	03/18/2029	—	—	—	—
	03/18/2019	2,318,632	—	4.25	03/18/2029	—	—	—	—
	03/11/2020	551,042(3)	23,958	4.93	03/11/2030	—	—	—	—
	01/28/2021	360,000(4)	240,000	7.68	01/28/2031	—	—	—	—
	01/28/2021	—	—	—	—	—	—	360,000(5)	4,492,800
	01/28/2021	—	—	—	—	—	—	300,000(6)	3,744,000
	01/28/2021	—	—	—	—	24,000(7)	299,520	—	—
	04/11/2022	—	—	—	—	281,250(8)	3,510,000	—	—
	04/03/2023	—	1,512,373(3)	12.85	4/3/2033	—	—	—	—
Manish Sarin	03/15/2022	—	—	—	—	178,147(8)	2,223,275	—	—
	03/15/2022	—	—	—	—	97,150(9)	1,212,432	—	—
	06/17/2022	—	—	—	—	43,475(8)	542,568	—	—
	04/03/2023	—	—	—	—	320,806(8)	4,003,659	—	—
Diane Adams	03/18/2019	13,021		4.25	03/18/2029	—	—	—	—
	03/11/2020	14,787(3)	11,458	4.93	03/11/2030	—	—	—	—
	03/11/2020	28,646	—	4.93	03/11/2030	—	—	—	—
	01/28/2021	1,988(4)	16,353	7.68	01/28/2031	—	—	—	—
	01/28/2021	118,012(4)	63,647	7.68	01/28/2031	—	—	—	—
	01/28/2021	—	—	—	—	—	—	120,000(10)	1,497,600
	01/28/2021	—	—	—	—	8,000(7)	99,840	—	—
	04/11/2022	—	—	—	—	56,250(8)	702,000	—	—
	04/03/2023	—	—	—	—	192,483(8)	2,402,188	—	—
Scott Harvey	10/15/2023	—	—	—	—	291,165(11)	3,633,739	—	—
Paul Ohls	08/14/2018	50,000	—	4.10	08/14/2028	—	—	—	—
	08/14/2018	287,440	—	4.10	08/14/2028	—	—	—	—
	05/15/2019	98,915	—	4.25	05/15/2029	—	—	—	—
	12/10/2019	4,729	—	4.45	12/10/2029	—	—	—	—
	12/10/2019	78,565	—	4.45	12/10/2029	—	—	—	—
	09/02/2020	520(3)	4,167	7.38	08/31/2030	—	—	—	—
	09/02/2020	20,313	—	7.38	08/31/2030	—	—	—	—
	04/05/2021	53,333(3)	14,032	10.96	04/05/2031	—	—	—	—
	04/05/2021	1,667(3)	10,968	10.96	04/05/2031	—	—	—	—
	05/20/2021	66,667(3)	31,243	12.88	05/18/2031	—	—	—	—
	05/20/2021	—	2,090(3)	12.88	05/18/2031	—	—	—	—
	04/15/2022	—	—	—	—	61,096(8)	762,478	—	—
	12/15/2022	—	—	—	—	250,000(11)	3,120,000	—	—
	04/03/2023	—	—	—	—	297,891(8)	3,717,680	—	—
(1)
All equity awards granted prior to our IPO were granted pursuant to the 2011 Plan and are for shares of our Class B common stock. All equity awards granted after our IPO were granted under the 2021 Plan and are for shares of our Class A common stock.

(2)	Market value is calculated based on the closing price of our Class A common stock on January 31, 2024, which was $12.48 as reported on the NYSE.
(3)
25% of the shares underlying this option vested on the first anniversary of the grant date, with the remaining shares vesting in 36 equal monthly installments thereafter on the first day of each month, subject to the NEO’s continued service to us as of each such date.

(4)
20% of the shares underlying this option vest on the first anniversary of the grant date, with the remaining shares vesting in 48 equal monthly installments thereafter on the first day of each month, subject to the NEO’s continued service to us as of each such date.

(5)
This performance stock unit (“PSU”) award represents shares of our Class A common stock that must meet a service-based condition and a stock-valuation condition in order to vest. The service-based condition was satisfied with respect to 20% of the shares underlying the PSU awards on January 28, 2022, with the remaining shares vesting in 16 equal quarterly installments thereafter, subject to Mr. Thomas’s continued services to us as of each such date. The stock-valuation condition is satisfied upon the achievement of the following stock price thresholds during the named executive officer’s continuous services to us: 120,000 PSUs will vest upon our Class A common stock trading at each of $30, $40 and $50, as measured on a 45-day weighted-average trading price on the NYSE. In the event of Mr. Thomas’s involuntary termination either by us without “cause” (and not due to death or “disability”) or by Mr. Thomas for “good reason” (in each case, as defined in the applicable PSU award agreements), in either case, during the period beginning three months prior to and ending on the first anniversary of the effective date of a specified change-in-control transaction, the PSUs will vest to the extent the stock-valuation condition was met as a result of the change-in-control transaction. The number of shares subject to Mr. Thomas’s PSU award assumes threshold achievement, with the stock-valuation condition deemed satisfied as to the $30 price hurdle only.

(6)
This PSU award represents shares of our Class A common stock that must meet a service-based condition and a stock-valuation condition in order to vest. The service-based condition was satisfied with respect to 20% of the shares underlying the PSU awards on January 28, 2022, with the remaining shares vesting in 16 equal quarterly installments thereafter, subject to Mr. Thomas’s continued services to us as of each such date. The stock-valuation condition is satisfied upon the achievement of the following stock price thresholds during Mr. Thomas’s continuous services to us: 60,000 PSUs will vest upon our Class A common stock trading at each of $60, $70, $80, $90 and $100, as measured on a 45-day weighted-average trading price on the NYSE. In the event of Mr. Thomas’s involuntary termination either by us without “cause” (and not due to death or “disability”) or by Mr. Thomas for “good reason” (in each case, as defined in the applicable PSU award agreements), in either case, during the period beginning three months prior to and ending on the first anniversary of the effective date of a specified change-in-control transaction, the PSUs will vest to the extent the stock-valuation condition was met as a result of the change-in-control transaction. The number of shares subject to Mr. Thomas’s PSU award assumes threshold achievement, but the stock-valuation condition has not been satisfied with respect to any of the price hurdles.

(7)
20% of the shares underlying this RSU award vested on the first anniversary of the grant date, with the remaining shares vesting in 16 equal quarterly installments thereafter, subject to the NEO’s continued service to us as of each such date.

(8)
25% of the RSUs shall vest on March 15 in the year following the grant date, with the remaining shares vesting in 12 equal installments on each subsequent Quarterly Vesting Date thereafter, subject to the NEO’s continued service to us as of each such date.

(9)	One-sixteenth (1/16th) of the RSUs shall vest quarterly commencing on June 15, 2022, subject to the NEO’s continuous service to us on each such vesting date.
(10)
This PSU award represents shares of our Class A common stock that must meet a service-based condition and a stock-valuation condition in order to vest. The service-based condition was satisfied with respect to 20% of the shares underlying the PSU awards on January 28, 2022, with the remaining shares vesting in 16 equal quarterly installments thereafter, subject to Ms. Adams’s continued services to us as of each such date. The stock-valuation condition is satisfied upon the achievement of the following stock price thresholds during Ms. Adams’s continuous services to us: 40,000 PSUs will vest upon our Class A common stock trading at each of $30, $40 and $50, as measured on a 45-day weighted-average trading price on the NYSE. In the event of Ms. Adams’s involuntary termination either by us without “cause” (and not due to death or “disability”) or by Ms. Adams for “good reason” (in each case, as defined in the applicable PSU award agreements), in either case, during the period beginning three months prior to and ending on the first anniversary of the effective date of a specified change-in-control transaction, the PSUs will vest to the extent the stock-valuation condition was met as a result of the change-in-control transaction. The number of shares subject to Ms. Adams’s PSU award assumes threshold achievement, with the stock-valuation condition deemed satisfied as to the $30 price hurdle only.

(11)
25% of the RSUs shall vest on December 15 in the year following grant date, with the remaining shares vesting in 12 equal installments on each subsequent Quarterly Vesting Date thereafter, subject to the NEO’s continuous service.

Option Exercises and Stock Vested
The following table sets forth certain information regarding any option exercises and shares of common stock vested during the fiscal year ended January 31, 2024 with respect to our NEOs.
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Ragy Thomas	—	—	233,750	2,725,413
Manish Sarin	—	—	215,551	2,553,771
Diane Adams	501,359	4,965,786	48,750	569,763
Scott Harvey	—	—	—	—
Paul Ohls	52,351	510,993	130,853	1,486,839
Pavitar Singh	926,563	9,137,501	85,625	950,744
(1)	The value realized on exercise is based on the closing price of our Class A common stock on the date of exercise minus the exercise price and does not reflect actual proceeds received.
(2)
The value realized upon vesting was calculated by multiplying the number of shares of Class A common stock vested by the closing price of our Class A common stock on the applicable vesting date and does not reflect actual proceeds received.

Potential Payments Upon Termination or Change in Control
The table below provides information with respect to potential payments and benefits to which our NEOs would be entitled under the arrangements set forth in their respective offer letters or employment agreement, as described above under the sections titled, “—Compensation Discussion and Analysis—Employment Offer Letters” and “—Compensation Discussion and Analysis—Severance and Change in Control Benefits,” assuming their employment was terminated as of January 31, 2024, including in connection with a change in control as of January 31, 2024. As discussed above, Messrs. Ohls’s and Singh’s employment with the Company terminated on March 16, 2024 and August 18, 2023, respectively. Accordingly, information regarding the amount of compensation actually received by Messrs. Ohls and Singh in connection with their respective separations is set forth in narrative disclosure following the table.
Name	Type of Termination	Base Salary ($)	Bonus ($)(1)	Accelerated Vesting of Equity Awards ($)(2)	Continuation of Insurance Coverage ($)	Total ($)
Ragy Thomas	Termination without Cause or with Good Reason	575,000	575,000	—	29,628	1,179,628

	Termination without Cause or with Good Reason in connection with a CIC(2)	862,500	862,500	5,142,403	44,442	6,612,325

Manish Sarin	Termination without Cause or with Good Reason	360,360	432,432	—	184	792,976

	Termination without Cause or with Good Reason in connection with a CIC(2)	480,480	432,432	7,981,933	245	8,895,090

Diane Adams	Termination without Cause or with Good Reason	340,080	249,392	—	7,678	597,150
	Termination without Cause or with Good Reason in connection with a CIC(2)	453,440	249,392	3,674,536	10,237	4,287,765
Scott Harvey	Termination without Cause or with Good Reason	307,500	225,500	—	22,221	555,221
	Termination without Cause or with Good Reason in connection with a CIC(2)	410,000	225,500	3,633,739	29,628	4,298,867
(1)
A prorated target annual bonus for the fiscal year in which the Termination Date occurs, with the proration equal to the number of days elapsed during the fiscal year through the Termination Date divided by 365, is payable on the same date as the first severance payment.

(2)
The value of accelerated vesting of unvested RSUs is based upon the closing price of our Class A Common Stock on January 31, 2024, as reported on the NYSE, multiplied by the number of unvested RSUs. The value of accelerated vesting of unvested, unexercised stock options is based on the difference between the closing stock price on January 31, 2024, as reported on the NYSE, and the exercise price per option multiplied by the number of unvested options. No value was applied to any underwater options or unearned PSUs.

Mr. Ohls stepped down from the Chief Revenue Officer position effective February 5, 2024, and terminated service as an employee on March 16, 2024. Per our Severance and Change in Control Policy, Mr. Ohls received (i) $529,755 in severance, which represents the sum of 75% of his annual base salary rate, his 2024 annual bonus and his prorated target 2025 annual bonus, and (ii) reimbursement of an amount equal to the full cost of continued COBRA coverage for Mr. Ohls and his qualified dependents for three (3) months. Mr. Ohls also will continue to be subject to customary continuing obligations, such as his obligations of confidentiality.
Mr. Singh stepped down from the Chief Technology Officer position effective July 18, 2023, and terminated service as an employee on August 18, 2023. Mr. Singh did not receive any additional severance payments or other benefits other than $70,160 relating to the gratuity payment and $39,348 pay in lieu of notice as statutory payments prescribed in the United Arab Emirates based on service. Mr. Singh also will continue to be subject to customary continuing obligations, such as his obligations of confidentiality.

CEO PAY RATIO
Our total rewards philosophy and the overall structure of our total rewards programs are broadly similar across the organization to engage, motivate and reward all employees who contribute to our success. Pay equity is a subset of Sprinklr’s overall environmental, social and governance strategy.
Per SEC rules and in support of our pay equity, we are disclosing information about the ratio of the annual total compensation of our chief executive officer to the annual total compensation of our median employee (the “CEO Pay Ratio”).
Methodology
We identified our median employee, the employee with compensation at the median of annual total compensation of all of our employees excluding our chief executive officer, based on the following:
•
To identify our median employee, we considered the individuals employed by us on January 31, 2024, or our Determination Date, whether employed on a full-time, part-time or temporary basis. We did not include any contractors or other non-employee workers in our employee population. On January 31, 2024, our global population of full-time, part-time and temporary employees (excluding our chief executive officer) consisted of 3,945 employees.

•
We also used a consistently applied compensation measure consisting of the annual base salary + allowances on January 31, 2024, the target incentive cash compensation for fiscal year 2024 commission plans under our sales and services incentive plans, the actual corporate bonus amount paid out in fiscal year 2025 for services performed in fiscal year 2024 and the grant date fair value for equity awards granted during fiscal year 2024. We selected these compensation elements because they represent our principal compensation elements.

•
We did not perform adjustments to the base salaries of part-time employees to calculate what they would have been paid on a full-time basis. We did not make any cost-of-labor adjustments. We did not exclude any countries from the employee population. We converted all local currencies to U.S. dollars based on the applicable exchange rates in effect on January 31, 2024, similar to how we converted foreign currency amounts into U.S. dollars in the Summary Compensation Table.

Using this methodology, we determined that the median employee (excluding our chief executive officer) was a full-time salaried employee working in India whose total pay was fully comprised of such employee’s base salary.
CEO Pay Ratio
Once our median employee was identified, we calculated the median employee’s annual total compensation in accordance with the requirements of the Summary Compensation Table.
The annual total compensation of the median employee (excluding our chief executive officer) was $48,049 for fiscal year 2024. Mr. Thomas’s annual total compensation as reported in the Summary Compensation Table was $12,414,624 for fiscal year 2024. Based on this information, the CEO Pay Ratio was approximately 258:1 for fiscal year 2024.
This information is being provided for compliance purposes and is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices, operate in different countries and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. We are a global company with approximately 80% of our employees located outside the United States, with 60% of our employees located in India as of January 31, 2024. As a result, our employee population may be different than other companies. Neither our compensation committee nor our management used the CEO Pay Ratio measure in making compensation decisions.

PAY-VERSUS-PERFORMANCE
As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between the compensation actually paid to our principal executive officer (“PEO”) and Non-PEO NEOs and certain aspects of our financial performance.
Our compensation committee approves and administers our executive compensation program to align executive compensation with stockholder interests by linking pay to performance. Our overall compensation program includes a mix of short-term and long-term components through our annual incentive plan and equity awards. In 2024, there were changes to our executive management team with the termination of a former Named Executive Officer (“NEO”) and addition of three new executive officers; therefore, five NEOs other than our PEO (“Non-PEO NEOs”) are included in our 2024 Non-PEO NEO calculations.
Our compensation committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown. For further information concerning our pay for performance philosophy and how our executive compensation aligns with our performance, please refer to “Executive Compensation – Compensation Discussion and Analysis.”
Pay Versus Performance Table
Year (a)(1)	Summary Compensation Table Total for PEO (b)(1)	Compensation Actually Paid for PEO (c)(2)	Average Summary Compensation Table Total for Non-PEO NEOs (d)(3)	Average Compensation Actually Paid for Non-PEO NEOs (e)(4)	Value of Initial Fixed $100 Investment Based On:			Net Income (i)(7)	Company- Selected Measure: Non-GAAP Op. Income (j)(8)
					Total Shareholder Return (f)(5)	Peer Group Total Shareholder Return
						CD&A Peers (g)(6)	S&P 500 IT Index (h)(6)
2024	$12,414,624	$13,598,921	$5,224,657	$5,088,611	$71	$55	$139	$51,403,000	$92,047,000
2023	$8,173,577	$2,161,466	$5,140,534	$3,167,728	$56	$48	$94	$(55,742,000)	$5,955,000
2022	$1,117,818	$74,231,899	$949,420	$1,115,612	$64	$74	$112	$(111,470,000)	$(35,506,000)
(1)
The dollar amounts reported in column (b) represent the amount of total compensation reported for Mr. Thomas, our PEO, for each covered fiscal year in the “Total” column of the Summary Compensation Table for each applicable year.

(2)
The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Thomas as computed in accordance with Item 402(v) of Regulation S-K, for each covered fiscal year. The dollar amounts do not reflect the actual amount of compensation earned or received by or paid to our PEO during the applicable fiscal year. Mr. Thomas’s 2022 award values include performance-based awards granted prior to IPO that vest in connection with the IPO and stock price achievement.

Principal Executive Officer
			2022	2023	2024
	Summary Compensation Table - Total Compensation	(a)	$1,117,818	$8,173,577	$12,414,624
-	Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year	(b)	$0	$6,905,000	$11,431,922
+	Fair Value at Fiscal Year End of Outstanding and Unvested Stock Awards and Option Awards Granted in Fiscal Year	(c)	$0	$4,970,000	$10,542,766
+	Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years	(d)	$1,217,661	$(4,330,545)	$914,590
+	Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year	(e)	$0	$0	$0
+	Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(f)	$71,896,420	$253,434	$1,158,863
-	Fair Value as of Prior Fiscal Year End of Stock Awards and Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(g)	$0	$0	$0
=	Compensation Actually Paid		$74,231,899	$2,161,466	$13,598,921

(3)
The dollar amounts reported in column (d) represent the average of the amounts of total compensation reported for our Non-PEO NEOs for each covered fiscal year in the “Total” column of the Summary Compensation Table for each applicable year. The names of each Non-PEO NEO included for purposes of calculating the average “compensation actually paid” for 2022 and the average amounts of total compensation in each of 2023 and 2024 are as follows:

Year	Non-PEO NEO
2022	Luca Lazzaron (Former Chief Revenue Officer) and Pavitar Singh (Former Chief Technology Officer)
2023
Manish Sarin (Chief Financial Officer), Luca Lazzaron (Former Chief Revenue Officer), Paul Ohls (Former Chief Revenue Officer), Arunkumar Pattabhiraman (Chief Marketing Officer) and Pavitar Singh (Former Chief Technology Officer)

2024
Manish Sarin (Chief Financial Officer), Diane Adams (Chief Culture & Talent Officer), Scott Harvey (Chief Customer Officer), Paul Ohls (Former Chief Revenue Officer) and Pavitar Singh (Former Chief Technology Officer)

(4)
The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to our Non-PEO NEOs, as computed in accordance with Item 402(v) of Regulation S-K for each covered fiscal year. The dollar amounts do not reflect the actual average amount of compensation earned or received by or paid to our Non-PEO NEOs during the applicable fiscal year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the average total compensation for each covered fiscal year to determine the “compensation actually paid” to our Non-PEO NEOs for such fiscal year, using the methodology described below:

Non-PEO NEO Average
			2022	2023	2024
	Summary Compensation Table - Total Compensation	(a)	$949,420	$5,140,534	$5,224,657
-	Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year	(b)	$0	$4,280,287	$4,763,540
+	Fair Value at Fiscal Year End of Outstanding and Unvested Stock Awards and Option Awards Granted in Fiscal Year	(c)	$0	$3,092,853	$4,581,700
+	Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years	(d)	$(2,177,471)	$(119,521)	$(116,787)
+	Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year	(e)	$0	$287,120	$0
+	Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(f)	$2,343,664	$(37,234)	$299,239
-	Fair Value as of Prior Fiscal Year End of Stock Awards and Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(g)	$0	$915,737	$136,658
=	Compensation Actually Paid		$1,115,612	$3,167,728	$5,088,611
Equity Award Valuations – PEO and Non-PEO NEOs: Stock option grant date fair values are calculated based on the Black-Scholes option pricing model as of date of grant. The valuation assumptions used to calculate the fair values of the stock options held by our PEO and Non-PEO NEOs on average that vested during or were outstanding as of the end of each covered fiscal year differed from those valuation assumptions disclosed at the time of grant primarily based on the differing option value assumptions. Performance-based RSUs used a different Monte Carlo valuation at fiscal year 2022, fiscal year 2023 and fiscal year 2024 year-ends than the grant date valuation based on updated probability of achievement and stock volatility. Restricted stock unit award grant date fair values are calculated using the stock price as of date of grant and were calculated using the same methodology for the vesting or fiscal year end date.
(5)
Cumulative total stockholder return (“TSR”) in column (f) is calculated by dividing the sum of the cumulative amount of dividends during the measurement period, assuming dividend reinvestment, and the difference between our share price at the end of the applicable measurement period and the beginning of the measurement period by our share price at the beginning of the measurement period. The same methodology is used for our performance peer group, column (g).

(6)
The peer group selected to determine the Company’s Peer Group TSR for each applicable fiscal year is the company’s CD&A peer group used by our compensation committee to make compensation decisions in fiscal year 2024, which is a change from the S&P 500 Information Technology index used in the fiscal year 2023 Pay versus Performance disclosure. We show both peer groups this year, and, in the future, we intend to continue using the CD&A peer group approved by our compensation committee in the future. The fiscal year 2024 CD&A peer group consists of Alteryx, AppFolio, BlackLine, Box, Coupa Software, Duck Creek Technologies, Elastic N.V., Five9, LivePerson, Momentive Global, New Relic, Pegasystems, Qualtrics International, Semrush Holdings, Smartsheet, Sprout Social, Workiva, Zendesk, and Zuora. For additional information regarding our fiscal year 2024 CD&A peer group, please refer to “Executive Compensation – Fiscal Year 2024 Peer Group.”

(7)	The dollar amounts reported in column (h) represent the amount of net income (or loss) reflected in our audited financial statements for each covered fiscal year.
(8)
Our company selected performance measure is non-GAAP operating income, which we believe is a strong driver in determining our company’s performance, is represented in column (i) for each covered fiscal year. We define Non-GAAP Operating Income as our operating income excluding, as applicable, stock-based compensation expense-related charges, charges on litigation settlements, amortization of acquired intangible assets, and any other non-recurring item deemed to be non-GAAP. Non-GAAP Operating Income is a non-GAAP financial measure. For additional details and a reconciliation of Non-GAAP Operating Income to its most comparable GAAP measure, please see “Non-GAAP Financial Measures” in the Company’s Annual Report on Form 10-K filed with the SEC on March 29, 2024.

Tabular List of Most Important Financial Performance Measures for Fiscal Year 2024
As described in greater detail in “Executive Compensation – Compensation Discussion and Analysis,” our executive compensation program is designed to reflect our variable “pay-for-performance” philosophy. The performance measures that we use for our short-term incentive and long-term award programs are selected based on an objective of incentivizing all of our executives to increase the value of our enterprise for our stockholders. The most important financial performance measures used by us to link executive compensation to our performance for fiscal year 2024 are as follows:
•	Non-GAAP Operating Income
•	Net New ARR
•	Stock Price
Additional information about each of these performance measures and the role of our performance in each of these measures in determining our executive compensation are discussed in greater detail in “Executive Compensation – Compensation Discussion and Analysis.”
Compensation Actually Paid and Company TSR and Peer Group TSR
The following graph displays our compensation actually paid vs. Company TSR and Peer Group TSR over the three years presented in the graph. As demonstrated by the following graph, the amount of compensation actually paid to our PEO and Non-PEO NEOs is not directly correlated to our company TSR during the identified period. The TSR measurement period begins at our IPO, where some of the awards that were vested and outstanding at each fiscal year end were granted prior to our IPO.

Compensation Actually Paid and Net Income
The following graph displays our compensation actually paid vs. net income. We do not use GAAP or non-GAAP net income as a financial performance measure in our overall executive compensation program.

Compensation Actually Paid and Operating Income
The following graph displays our compensation actually paid vs. operating income. We use non-GAAP operating income in our annual short-term incentive program.

All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.

DIRECTOR COMPENSATION
Non-Employee Director Compensation Policy
We maintain a non-employee director compensation policy that is applicable to all of our non-employee directors, as set forth below.
Cash Compensation
Prior to June 14, 2023, the policy provided our non-employee directors with the following cash compensation for their services:
•	$35,000 per year for each non-employee director;
•	$20,000 per year for chair of the audit committee or $10,000 per year for each other non-chair member of the audit committee;
•	$15,000 per year for chair of the compensation committee or $7,500 per year for each other non-chair member of the compensation committee; and
•	$10,000 per year for chair of the nominating and corporate governance committee or $5,000 per year for each other non-chair member of the nominating and corporate governance committee.
Effective as of June 14, 2023, the policy provides our non-employee directors with the following cash compensation for their services:
•	$40,000 per year for each non-employee director;
•	$20,000 per year for chair of the audit committee or $10,000 per year for each other non-chair member of the audit committee;
•	$16,500 per year for chair of the compensation committee or $8,000 per year for each other non-chair member of the compensation committee; and
•	$10,000 per year for chair of the nominating and corporate governance committee or $5,000 per year for each other non-chair member of the nominating and corporate governance committee.
The cash compensation above is payable to our eligible non-employee directors in equal quarterly installments in arrears based on the date of our annual meeting of stockholders, prorated for any partial quarter of service. As more fully described below, eligible non-employee directors may elect to receive any cash fees that they would otherwise be entitled to receive in the form of shares of our Class A common stock with an equivalent value, issued in the form of RSU awards using the same valuation methodology and vesting in four substantially equal quarterly installments on each date on which the annual cash compensation would have been paid, in each case, subject to the non-employee director’s continuous service through each such vesting date.
Equity Compensation
In addition to the cash compensation structure described above, the non-employee director compensation policy provides for the following equity incentive compensation program for non-employee directors:
•
Initial Grant. Each non-employee director who is elected or appointed to our board of directors will automatically, upon the date of such director’s initial election or appointment (or, if such date is not a market trading day, on the first market trading day thereafter), be granted a one-time, initial RSU award (the “initial grant”) with a grant-date value of $200,000. Each initial grant will vest in full on the first anniversary of the grant date, subject to the director’s continued service through such vesting date.

•
Additional Initial Grant to LID. Pursuant to the most recent amendment of our non-employee director compensation policy, each non-employee director who is elected or appointed as lead independent director on the date of our annual stockholder meeting will automatically be granted an additional RSU award with a grant-date value of $100,000 (the “LID initial grant”). With respect to a non-employee director who is first elected or appointed as lead independent director on a date other than the date of our annual stockholder meeting, such LID initial grant will be prorated to reflect the time between such election or appointment date and the date of our last annual stockholder meeting. The LID initial grant will vest in full on the first anniversary of the grant date, subject to the director’s continued service through such vesting date.

•
Annual Grant. On the date of each annual meeting of our stockholders, each non-employee director who continues to serve as a non-employee director following such stockholder meeting (excluding any director who is first appointed or elected to our board of directors at such meeting) will automatically be granted an annual RSU award (the “annual grant”) with a grant-date value of $200,000. Each annual grant will vest in full on the earlier of the first anniversary of the grant date or the day prior to the date of our next annual stockholder meeting, subject to the director’s continued service through such vesting date (provided that with respect to a non-employee director who was first elected or appointed to our board of directors on a date other than the date of our annual stockholder meeting, upon the first annual stockholder meeting following such non-employee director’s first joining the board of directors, such non-employee director’s first such annual grant will be prorated to reflect the time between such election or appointment date and the date of such first annual stockholder meeting).

•
Additional Annual Grant to LID. On the date of each annual meeting of our stockholders, the lead independent director (excluding any lead independent director who was first appointed or elected to such role at such annual meeting) who continues to serve as lead independent director following such annual meeting will automatically be granted an additional RSU award with a grant-date value of $100,000 (the “LID annual grant”). The LID annual grant will vest in full on the earlier of the first anniversary of the grant date or the day prior to the date of our next annual stockholder meeting, subject to the director’s continued service through such vesting date.

•
Retainer Grant. Each non-employee director may elect to convert his or her cash compensation under the policy into an RSU award (the “retainer grant”). If a non-employee director timely makes this election in accordance with the requirements of the non-employee director compensation policy, each such retainer grant will be automatically granted on the same date as the annual grant. Each retainer grant will cover a number of shares of our Class A common stock equal to (a) the aggregate amount of annual cash compensation otherwise payable to such director divided by (b) the closing sales price per share of our Class A common stock on such date, rounded down to the nearest whole share. Pursuant to the most recent amendment of our non-employee director compensation policy, each retainer grant will vest in in four substantially equal quarterly installments following the date of such annual meeting on each date that the corresponding annual cash compensation would have been paid, in each case, subject to the director’s continued service through each such vesting date. Prior to its most recent amendment, our non-employee director compensation policy provided that such retainer grant would vest in full on the earlier of the first anniversary of the grant date or the day prior to the date of our next annual stockholder meeting, subject to the director’s continued service through such vesting date.

Each of the grants described above will be granted under our 2021 Plan. Each such RSU award will vest in full if we undergo a change in control prior to the termination of such non-employee director’s continuous service.
Notwithstanding the foregoing, any member of our board of directors that is entitled to the above compensation may elect to forego all or a portion of such compensation from time to time by giving notice to our General Counsel.

Non-Employee Director Compensation Table
The following table sets forth information regarding compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion or all of the fiscal year ended January 31, 2024. Note that, because the table is based on our fiscal year, and annual service for purposes of non-employee director compensation is measured between the dates of our annual meetings of stockholders, usually held in June each year, the amounts in the table do not necessarily align with the description of non-employee director compensation above. Ragy Thomas, our Founder and Chief Executive Officer, is also a member of our board of directors, but does not receive any additional compensation for his service as director. See the section titled “Executive Compensation” for more information regarding the compensation earned by Mr. Thomas.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Total ($)
Neeraj Agrawal	53,029	199,986	253,015
Edwin Gillis	60,000(1)	199,986	259,986
Kevin Haverty	70,885(1)	106,848	177,733
Yvette Kanouff	22,500	199,986	222,486
Eileen Schloss	55,250	353,871	409,121
Tarim Wasim(4)	—	—	—
John Chambers(5)	—	—	—
Trac Pham(6)	50,000(1)	199,986	249,986
(1)
Messrs. Gillis and Pham elected to receive equity in lieu of all of their cash fees, which resulted in each director receiving an RSU award of 4,013 shares and 3,344 shares of Class A common stock, respectively, and Mr. Haverty elected to receive equity in lieu of $48,000 of his cash fees, which resulted in his receipt of an RSU award of 3,210 shares of Class A common stock.

(2)
Amounts reported represent the aggregate grant date fair value of RSU awards granted to our directors during the fiscal year ended January 31, 2024 under our 2021 Plan, computed in accordance with ASC Topic 718. Amounts exclude the aggregate grant date fair value of the RSU awards granted in lieu of cash fees, as the fees have been separately reported as “Fees Earned or Paid in Cash.” The assumptions used in calculating the grant date fair value of the RSUs reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2024. This amount does not reflect the actual economic value that may be realized by the non-employee director.

(3)	The aggregate number of shares outstanding under all stock awards and options held by our non-employee directors as of January 31, 2024 are set forth in the table below:
Name	Number of Shares Underlying RSUs	Number of Shares Underlying Options
Neeraj Agrawal	13,377	—
Edwin Gillis	15,383	250,000
Kevin Haverty	8,752	—
Yvette Kanouff	13,377	300,000
Eileen Schloss	23,639	45,000
Tarim Wasim(3)	—	—
John Chambers(4)	—	1,425,000
Trac Pham(5)	15,049	—
(4)	Mr. Wasim elected to waive all rights to any compensation payable to him for his services as a member of our board of directors.
(5)	Mr. Chambers resigned as a member of our board of directors effective June 14, 2023.
(6)
Mr. Pham joined our board of directors in June 2023. Mr. Pham was appointed as our Interim Chief Operating Officer on January 4, 2024. As of such date, Mr. Pham ceased being eligible to receive additional compensation for his service as a member of our board of directors pursuant to our non-employee compensation policy. In connection with his appointment as Interim Chief Operating Officer, Mr. Pham was granted an RSU award representing a right to acquire 67,822 shares of our Class A common stock, which is not reflected in the tables above.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes our equity compensation plan information as of January 31, 2024. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders:
Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(3)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity plans approved by stockholders:
2011 Equity Incentive Plan	22,567,076(1)	$6.23	—
2021 Equity Incentive Plan	10,739,162(2)	$12.85	48,622,946(4)
2021 Employee Stock Purchase Plan	—(5)	—	7,503,033(6)
Equity plans not approved by stockholders	—	—	—
Total	33,306,238		56,125,979
(1)
Following the adoption of the 2021 Plan, no additional equity awards have been or will be granted under the 2011 Plan. Includes 812,000 shares of Class A common stock underlying RSU awards and PSU awards (assuming maximum performance).

(2)	Includes 9,226,789 shares of Class A common stock underlying RSU awards.
(3)	The weighted-average exercise price excludes any outstanding RSU or PSU awards, which have no exercise price.
(4)
Stock options or other stock awards granted under the 2011 Plan that are forfeited, terminated, expired or repurchased become available for issuance under the 2021 Plan. The 2021 Plan provides that the total number of shares of our Class A common stock reserved for issuance thereunder will automatically increase on January 1st of each year for a period of ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to 5.0% of the total number of shares of capital stock outstanding on December 31st of the preceding year; or such lesser number of shares of Class A common stock as determined by our board of directors prior to January 1st of a given year. Prior to January 1, 2024, our board of directors resolved to forego the January 1, 2024 increase in the number of shares of Class A common stock available for issuance under the 2021 Plan pursuant to this provision of the 2021 Plan. Accordingly, there was no increase in the number of shares of Class A common stock available for issuance under the 2021 Plan on January 1, 2024.

(5)
Does not include future rights to purchase Class A common stock under our 2021 Employee Stock Purchase Plan (“ESPP”), which depend on a number of factors described in our ESPP and will not be determined until the end of the applicable purchase period.

(6)
The ESPP provides that the total number of shares of our Class A common stock reserved for issuance thereunder will automatically increase on January 1st of each year for a period of up to ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to the lesser of (i) 1.0% of the total number of shares of capital stock outstanding on December 31st of the preceding year, and (ii) 15,300,000 shares of Class A common stock; or such lesser number of shares of Class A common stock as determined by our board of directors prior to January 1st of a given year. Prior to January 1, 2024, our board of directors resolved to forego the January 1, 2024 increase in the number of shares of Class A common stock available for issuance under the ESPP pursuant to this provision of the ESPP. Accordingly, there was no increase in the number of shares of Class A common stock available for issuance under the ESPP on January 1, 2024.

PROPOSAL 3:

TO RATIFY THE SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of our board of directors has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2025 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. KPMG LLP has audited our financial statements since 2015. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require stockholders’ ratification of the selection of KPMG LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Sprinklr and our stockholders.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to us by KPMG LLP for the periods set forth below:
	Fiscal Year Ended January 31,
	2024	2023
	(in thousands)
Audit Fees(1)	$3,283	$2,894
Audit-related Fees	—	—
Tax Fees(2)	127	128
All Other Fees	—	—
Total Fees	$3,410	$3,022
(1)
Audit fees consist of fees for audit services primarily related to the integrated audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, consents and assistance with and review of documents filed with the SEC.

(2)	Tax fees consist of fees for domestic (federal, state and local) and international tax return preparation services, international withholding tax advice and tax consulting services.
All fees described above were pre-approved by the audit committee.
Pre-Approval Policies and Procedures
The audit committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, KPMG LLP. The policy generally permits pre-approval of specified services in the defined categories of audit services, audit-related services, tax services and permitted non-audit services. Pre-approval also may be given as part of the audit committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the audit committee’s members, but any pre-approval decision made pursuant to such delegation must be reported to the full audit committee at its next scheduled meeting.

Vote Required
The affirmative vote of the holders of shares representing a majority of the voting power of the outstanding shares of common stock present by virtual attendance or represented by proxy and voting affirmatively or negatively (excluding abstentions and broker non-votes) at the Annual Meeting will be required to ratify the selection of KPMG LLP.
Our Recommendation
Our board of directors recommends voting “FOR” the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2025.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of April 16, 2024 by:
•	each of our named executive officers;
•	each of our directors;
•	all of our executive officers and directors as a group; and
•	each person or entity known by us to be beneficial owners of more than five percent of our Class A common stock or Class B common stock.
We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 153,606,768 shares of Class A common stock and 116,682,806 shares of Class B common stock outstanding as of April 16, 2024. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to options or RSUs held by the person that are currently exercisable, or exercisable or would vest based on service-based vesting conditions, as applicable, within 60 days of April 16, 2024. Except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o Sprinklr, Inc., 29 West 35th Street, 7th Floor, New York, New York 10001.
	Beneficial Ownership
	Class A Common Stock		Class B Common Stock		% of Total Voting Power†
Beneficial Owner	Number of Shares	%	Number of Shares	%
5% Stockholders:
Entities associated with Hellman & Friedman LLC(1)	10,861,506	7.1	58,089,960	48.7	44.0
Ragy Thomas(2)	688,881	*	59,953,366	48.1	42.9
Entities associated with Battery Ventures(3)	11,722,353	7.6	6,710,304	5.8	6.0
Blackrock, Inc.(4)	16,244,039	10.6	—	—	1.2
The Vanguard Group(5)	15,248,951	9.9	—	—	1.2
Entities associated with Cadian Capital Management, LP(6)	14,560,167	9.5	—	—	1.1
Directors and Named Executive Officers:
Ragy Thomas(2)	688,881	*	59,953,366	48.1	42.9
Manish Sarin(7)	60,836	*	—	—	*
Diane Adams(8)	75,258	*	202,245	*	*
Scott Harvey	—	—	—	—	—
Neeraj Agrawal(3)	12,695,695	8.3	6,710,304	5.8	6.0
Edwin Gillis(9)	56,724	*	250,000	*	*
Kevin Haverty(10)	33,667	*	—	—	*
Yvette Kanouff(11)	50,135	*	300,000	*	*
Trac Pham(12)	73,239	*	—	—	*
Eileen Schloss(13)	66,042	*	45,000	*	*
Tarim Wasim	—	—	—	—	—
Paul Ohls(14)	25,670	*	129,166	*	*
Pavitar Singh(15)	—	—	—	—	—
All executive officers and directors as a group (14 persons)(16)	13,899,573	9.0	67,524,041	53.8	48.9
*	Less than one percent.
†
Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. The holders of our Class B common stock are entitled to ten votes per share, and holders of our Class A common stock are entitled to one vote per share.

(1)
Based on information provided by entities affiliated with Hellman & Friedman LLC in a Schedule 13D filed with the SEC on April 21, 2022. Consists of (a) 10,861,506 shares of Class A common stock, (b) 55,589,960 shares of Class B common stock and (c) 2,500,000 shares of Class B common stock issuable upon the exercise of a warrant, in each case, held by H&F Splash Holdings IX, L.P. (“H&F Splash Holdings IX”). H&F Splash Holdings IX GP, LLC (“GPLLC”) is the general partner of H&F Splash Holdings IX. Hellman & Friedman Capital Partners IX, L.P. (“HFCP IX”) is the controlling member of GPLLC. Hellman & Friedman Investors IX, L.P. (“H&F Investors IX”) is the general partner of HFCP IX. H&F Corporate Investors IX, Ltd. (“H&F IX”) is the general partner of H&F Investors IX. Voting and investment determinations with respect to the shares held by H&F Splash Holdings IX are made by the three-member board of directors of H&F IX, which consists of Philip U. Hammarskjold, David R. Tunnell and Allen R. Thorpe, and each of the members of the board of directors of H&F IX disclaims beneficial ownership of such shares. The address of each entity named in this footnote is c/o Hellman & Friedman LLC, 415 Mission Street, Suite 5700, San Francisco, California 94105.

(2)
Consists of (a)(i) 185,014 shares of Class A common stock, (ii) 472,617 shares of Class A common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of April 16, 2024, (iii) 31,250 shares of Class A common stock issuable upon the settlement of RSUs that will vest within 60 days of April 16, 2024, (iv) 28,675,962 shares of Class B common stock, (v) 7,930,896 shares of Class B common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of April 16, 2024, and (vi) 3,000 shares of Class B common stock issuable upon the settlement of RSUs that will vest within 60 days of April 16, 2024, in each case, held by Mr. Thomas; (b) 8,129,863 shares of Class B common stock held by the Thomas 2014 Family Trust, of which Mr. Thomas is a trustee; (c) 13,106,677 shares of Class B common stock held by the Thomas Family 2017 Irrevocable Trust, of which Mr. Thomas is a trustee; (d) 1,996,523 shares of Class B common stock held by The Family Trust Under the RT GRAT Dtd. 11/11/19 2019, of which Mr. Thomas is a trustee; and (e) 110,445 shares of Class B common stock held by Neelu Paul, Mr. Thomas’s spouse.

(3)
Based on information provided by entities affiliated with Battery Ventures in a Schedule 13G/A filed with the SEC on February 14, 2024, as supplemented by Forms 4 filed with the SEC on January 11, 2024 and April 5, 2024. Consists (a)(i) 89,652 shares of Class A common stock and (ii) 53,335 shares of Class B common stock held by Battery Investment Partners IX, LLC (“BIP IX”), (b)(i) 215,670 shares of Class A common stock and (ii) 119,034 shares of Class B common stock held by Battery Investment Partners Select Fund I, L.P. (“BIP Select I”), (c)(i) 9,236,367 shares of Class A common stock and (ii) 5,334,367 shares of Class B common stock held by Battery Ventures IX, L.P. (“BV IX”), (d)(i) 2,180,664 shares of Class A common stock and (ii) 1,203,568 shares of Class B common stock held by Battery Ventures Select Fund I, L.P. (“BV Select I”) and (e) with respect to Neeraj Agrawal only, (i) 958,460 shares of Class A common stock, (ii) 13,377 shares of Class A common stock issuable upon the settlement of RSUs held by Mr. Agrawal that will vest within 60 days of April 16, 2024 and (iii) 1,505 shares of Class A common stock held by the Neeraj Agrawal Revocable Trust of 2012, of which Mr. Agrawal is a trustee. The sole managing member of BIP IX is Battery Partners IX, LLC (“BP IX”). The sole general partner of BV IX is BP IX. The sole general partner of BIP Select I is Battery Partners Select Fund I GP, LLC (“BP Select I GP”). The sole general partner of BV Select I is Battery Partners Select Fund I, L.P., whose sole general partner is BP Select I GP. BPIX’s and BP Select I GP’s investment adviser is Battery Management Corp. (together with BP IX and BP Select I GP, the “Battery Companies”). The managing members and officers of the Battery Companies who share voting and dispositive power with respect to such shares are Neeraj Agrawal, Michael Brown, Morad Elhafed, Jesse Feldman, Russell Fleischer, Roger Lee, Chelsea Stoner, R. David Tabors, Dharmesh Thakker and Scott Tobin. Each of the foregoing persons disclaims beneficial ownership of these shares except to the extent of his or her pecuniary interest therein. The address of each of these entities named in this footnote is One Marina Park Drive, Suite 1100, Boston, Massachusetts 02210.

(4)
Based on information provided by Blackrock, Inc. (“Blackrock”) in a Schedule 13G/A filed with the SEC on April 5, 2024. Blackrock has sole voting power over 16,002,283 Class A shares and sole dispositive power over all such shares. The address of Blackrock is 50 Hudson Yards, New York, New York 10001.

(5)
Based on information provided by The Vanguard Group (“Vanguard”) in a Schedule 13G/A filed with the SEC on April 10, 2024. Vanguard has shared voting power with respect to 189,881 of these shares, sole dispositive power with respect to 14,950,043 of these shares and shared dispositive power with respect to 298,908 of these shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(6)
Based on information provided by Cadian Capital Management, LP (“CCM”), Cadian Capital Management GP, LLC (“CCM GP”) and Eric Bannasch in a Schedule 13G/A filed with the SEC on February 14, 2024. Consists of 14,560,167 shares of Class A common stock held by Cadian Master Fund L.P. and Cadian Opportunities Master Fund LP (collectively, the “Advisory Clients”), advisory clients of CCM. Pursuant to Investment Management Agreements, as amended, between the Advisory Clients and CCM, CCM exercises exclusive voting and investment power over securities directly held by the Advisory Clients. CCM GP is the general partner of CCM. Eric Bannasch is the sole managing member of CCM GP. Each of CCM, CCM GP and Mr. Bannasch has shared voting and dispositive power with respect to such shares. The address of each of the person and entities named above is 535 Madison Avenue, 36th Floor, New York, New York 10022.

(7)
Consists of (a) 5,368 shares of Class A common stock and (b) 55,468 shares of Class A common stock issuable upon the settlement of RSUs that will vest within 60 days of April 16, 2024, in each case, held by Mr. Sarin.

(8)
Consists of (a) 56,978 shares of Class A common stock, (b) 18,280 shares of Class A common stock issuable upon the settlement of RSUs that will vest within 60 days of April 16, 2024, (c) 201,245 shares of Class B common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of April 16, 2024 and (d) 1,000 shares of Class B common stock issuable upon the settlement of RSUs that will vest within 60 days of April 16, 2024, in each case, held by Ms. Adams.

(9)
Consists of (a) 42,344 shares of Class A common stock, (b) 14,380 shares of Class A common stock issuable upon the settlement of RSUs that will vest within 60 days of April 16, 2024 and (c) 250,000 shares of Class B common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of April 16, 2024, in each case, held by Mr. Gillis.

(10)
Consists of (a) 25,718 shares of Class A common stock and (b) 7,949 shares of Class A common stock issuable upon the settlement of RSUs that will vest within 60 days of April 16, 2024, held by Mr. Haverty.

(11)
Consists of (a) 36,758 shares of Class A common stock, (b) 13,377 shares of Class A common stock issuable upon the settlement of RSUs that will vest within 60 days of April 16, 2024 and (c) 300,000 shares of Class B common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of April 16, 2024, in each case, held by Ms. Kanouff.

(12)
Consists of (a) 36,419 shares of Class A common stock and (b) 36,820 shares of Class A common stock issuable upon the settlement of RSUs that will vest within 60 days of April 16, 2024, in each case, held by Mr. Pham.

(13)
Consists of (a) 42,403 shares of Class A common stock, (b) 23,639 shares of Class A common stock issuable upon the settlement of RSUs that will vest within 60 days of April 16, 2024 and (c) 45,000 shares of Class B common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of April 16, 2024, in each case, held by Ms. Schloss.

(14)
Consists of (a) 25,670 shares of Class A common stock and (b) 129,166 shares of Class B common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of April 16, 2024, in each case, held by Mr. Ohls. Mr. Ohls stepped down from the Chief Revenue Officer position effective February 5, 2024, and terminated service as an employee on March 16, 2024. He is included in this table because he is a named executive officer for the year ended January 31, 2024, but he is not counted for purposes of aggregating beneficial ownership of directors and executive officers as a group.
(15)
Mr. Singh stepped down from the Chief Technology Officer position effective July 18, 2023, and terminated service as an employee on August 18, 2023. He is included in this table because he is a named executive officer for the year ended January 31, 2024, but he is not counted for purposes of aggregating beneficial ownership of directors and executive officers as a group.

(16)
Consists of (a) 13,167,317 shares of Class A common stock, (b) 472,617 shares of Class A common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of April 16, 2024, (c) 259,639 shares of Class A common stock issuable upon the settlement of RSUs that will vest within 60 days of April 16, 2024, (d) 58,729,774 shares of Class B common stock, (e) 8,790,267 shares of Class B common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of April 16, 2024 and (f) 4,000 shares of Class B common stock issuable upon the settlement of RSUs that will vest within 60 days of April 16, 2024, in each case beneficially owned in the aggregate by our directors and executive officers.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than ten percent of any class of our equity securities registered pursuant to Section 12 of the Exchange Act (collectively, the “Reporting Persons”) to file initial statements of beneficial ownership of securities and statements of changes in beneficial ownership of securities with respect to our equity securities with the SEC. To our knowledge, based solely on our review of the copies of such forms filed with the SEC and upon written representations of the Reporting Persons received by us, we believe that one indirect holding by Mr. Thomas was not timely included in his initial Form 3, filed on June 22, 2021, which was corrected by an amendment filed on November 16, 2023, and the following Form 4 was inadvertently filed late: one late Form 4 for Eileen Schloss with respect to one transaction on August 30, 2023, filed on February 5, 2024.

TRANSACTIONS WITH RELATED PERSONS
The following is a summary of transactions since February 1, 2023, to which we have been a participant in which:
•	the amount involved exceeded or will exceed $120,000, and
•
any of our directors, executive officers or holders of more than 5% of any class of our capital stock at the time of such transaction, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Relationship with Lyearn
We have engaged Lyearn Inc. (“Lyearn”), a learning management system company that is wholly owned by Ragy Thomas, our Founder, Chairman and Chief Executive Officer, in connection with the provision of digital training services to our employees and certain Sprinklr customers. Since February 1, 2023, we have paid approximately $0.2 million to Lyearn in connection with the digital training services provided to employees and approximately $0.1 million in connection with the digital training services provided to a customer.
With regard to the development of certain human productivity features for Sprinklr, we are leveraging our collaborative relationship with Lyearn to serve Sprinklr imperatives in the areas of employee assessment, goal-setting, and activity measurement against goals, and other employee feedback and assessment, to assist and accelerate our efforts to identify the optimal tools and processes that will be deployed long-term to meet these business imperatives. These collaborative services are provided to us, by Lyearn, at no cost.
This related party transaction has been reviewed and approved by our audit committee.
Equity Grants to Directors and Executive Officers
We have granted stock options to certain of our directors and executive officers. For more information regarding the stock options and stock awards granted to our directors and named executive officers, see the sections titled “Executive Compensation” and “Non-Employee Director Compensation.”
H&F Letter Agreement
In October 2020, in connection with our issuance and sale of Series G-1 Preferred Stock and Series G-2 Preferred Stock, we entered into a letter agreement with H&F Splash Holdings IX, L.P., a holder of more than 5% of our capital stock, pursuant to which H&F Splash Holdings IX, L.P. is entitled to nominate one individual for election to our board of directors and to serve as a member of the audit committee and the compensation committee of our board of directors.
Employment Agreements
We have entered into employment agreements with our executive officers. For more information regarding employment agreements with our named executive officers, see the section titled “Executive Compensation—Employment Offer Letters.”
Consulting Agreements
In January 2024, in connection with his appointment as our Interim Chief Operating Officer, we entered into a consulting agreement with Mr. Pham, pursuant to which Mr. Pham was granted an RSU award under our 2021 Plan, valued at $900,000. The award will (or did) vest in six substantially equal installments on each of February 4, March 4, April 4, May 4, June 4 and June 30, 2024, in each case subject to Mr. Pham’s continuous provision of services under such agreement through such vesting date. In connection therewith, effective January 4, 2024, Mr. Pham ceased being eligible to receive additional compensation for his service as a member of our board of directors pursuant to our non-employee compensation policy.
Indemnification Agreements
Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our Bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and Bylaws also provide our board of directors with discretion to indemnify our employees and other agents when determined appropriate by the board. In addition, we have entered into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them. For more information regarding these agreements, see the section titled “Executive Compensation—Limitations on Liability and Indemnification Matters.”
Policies and Procedures for Transactions with Related Persons
We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the approval or ratification of our board of directors or our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons, in which such person would have a direct or indirect interest, must be presented to our board of directors or our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our board of directors or our audit committee is to consider the material facts of the transaction, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

OTHER INFORMATION FOR STOCKHOLDERS
Stockholder Proposals for the 2025 Annual Meeting of Stockholders
Requirements for stockholder proposals to be brought before an annual meeting.
Our Bylaws provide that, for stockholder director nominations or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to our Corporate Secretary at 29 West 35th Street, 7th Floor, New York, New York 10001.
To be timely for the 2025 Annual Meeting of Stockholders, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices between February 13, 2025 and March 15, 2025; provided, that if the date of that annual meeting of stockholders is earlier than May 14, 2025 or later than July 13, 2025, you must give the required notice not earlier than the 120th day prior to the meeting date and not later than the 90th day prior to the meeting date or, if later than the 90th day prior to such meeting date, the tenth day following the day on which public disclosure of that meeting date is first made. A stockholder’s notice to the Corporate Secretary also must set forth the information required by our Bylaws.
Requirements for stockholder proposals to be considered for inclusion in our proxy materials.
Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at the 2025 Annual Meeting of Stockholders must be received by us not later than January 3, 2025 in order to be considered for inclusion in our proxy materials for that meeting.
In addition, stockholders who intend to solicit proxies in support of director nominees other than our nominees must also comply with the additional requirements of Rule 14a-19(b) under the Exchange Act no later than April 14, 2025.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will likely be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or us. Direct your written request to us via email at ir@sprinklr.com. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
Our board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By the Order of the Board of Directors

Jacob Scott
General Counsel and Corporate Secretary
May 3, 2024
We have filed our Annual Report on Form 10-K for the fiscal year ended January 31, 2024 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Stockholders also can access this proxy statement and our Annual Report on Form 10-K at investors.sprinklr.com. A copy of our Annual Report on Form 10-K for the fiscal year ended January 31, 2024 also is available without charge upon written request to us via email at ir@sprinklr.com.

SCAN TO
VIEW MATERIALS & VOTE

V45255-P04467

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

SPRINKLR, INC.

The Board of Directors recommends that you vote FOR each of the following director nominees:

Nominees:	For	Withhold
1a. Trac Pham	☐	☐
1b. Eileen Schloss	☐	☐
1c. Tarim Wasim	☐	☐

The Board of Directors recommends that you vote FOR the following proposals:

NOTE: At their discretion, the proxies are authorized to transact such other business as may properly come before the 2024 Annual Meeting and any adjournments, continuations or postponements thereof.

NOTE: Please sign exactly as your name(s) appear(s) hereon. When signing as an attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

SCAN TO VIEW MATERIALS & VOTE SPRINKLR, INC. 29 WEST 35TH STREET 7TH FLOOR NEW YORK, NY 10001 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT on June 12, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/CXM2024 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EDT on June 12, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V45255-P04467 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. V45256-P04467 SPRINKLR, INC. Annual Meeting of Stockholders June 13, 2024 10:00 a.m. EDT This proxy is solicited by the Board of Directors The undersigned hereby appoints Manish Sarin and Jacob Scott, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side (with discretionary authority under Proposal 1 to vote for a substitute nominee if any nominee is unable to stand for election), all of the shares of Sprinklr, Inc.'s Class A common stock and/or Class B common stock, as the case may be, which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the 2024 Annual Meeting of Stockholders to be held at 10:00 a.m. EDT on June 13, 2024, at www.virtualshareholdermeeting.com/CXM2024, and any adjournments, continuations or postponements thereof, with all powers that the undersigned would possess if present at the Meeting. THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS, CONTINUATIONS OR POSTPONEMENTS THEREOF. (Continued and to be marked, dated and signed on the other side)